                                               FILED PURSUANT TO RULE 424(b)(4)
                                                     REGISTRATION NO. 333-25409


[LOGO OF ARIS(SM)]

--------------------------------------------------------------------------------
 2,020,800 SHARES
 COMMON STOCK

--------------------------------------------------------------------------------

 Of the 2,020,800 shares of Common Stock, without par value ("Common Stock"), of ARIS Corporation ("ARIS" or the "Company") offered hereby (the "Offering"), 2,000,000 shares are being offered by the Company and 20,800 shares are being offered by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

 Prior to this Offering, there has been no public market for the Common Stock. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock of the Company has been approved for listing on the Nasdaq National Market under the symbol "ARSC."

 FOR INFORMATION CONCERNING CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 3.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                                                  PROCEEDS
                       PRICE         UNDERWRITING   PROCEEDS TO   TO SELLING
                       TO PUBLIC     DISCOUNT(1)    COMPANY(2)    SHAREHOLDERS
  Per Share            $15.00        $1.05          $13.95        $13.95
  Total(3)             $30,312,000   $2,121,840     $27,900,000   $290,160

 (1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (2) Before deducting expenses of this Offering of approximately $700,000 payable by the Company.
 (3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock to cover over-allotments. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to the Company will be $34,812,000, $2,436,840, and $32,085,000, respectively. See "Underwriting."

 The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock offered hereby to the Underwriters is expected to be made in New York, New York on or about June 23, 1997.

 DEUTSCHE MORGAN GRENFELL
                             MONTGOMERY SECURITIES
                                                             PIPER JAFFRAY INC.

 The date of this Prospectus is June 18, 1997.

[ARIS Logo]

ARIS provides an integrated IT solution consisting of consulting, training and software that enables organizations to quickly implement leading-edge technologies.

[A graphic consisting of three concentric circles laid on top of one another. The center circle lists three companies: Oracle, Microsoft and Sun Microsystems. The second circle outlines ARIS' three operating divisions and the outer circle outlines, by operating division, the general products and services offered by each division.]


Except otherwise noted, all information in this Prospectus, including share and per share information, assumes no exercise of the Underwriters' over-allotment option and gives effect to a two-for-one stock split of the Company's outstanding Common Stock effected August 29, 1996.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS OR EFFECTING SYNDICATE COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY
                                  THE COMPANY

  ARIS provides an integrated information technology ("IT") solution consisting of consulting and training services primarily focused on Oracle Corporation ("Oracle") and Microsoft Corporation ("Microsoft") technologies. ARIS currently focuses on three core consulting competencies: packaged application implementation, custom application development and systems architecture planning and deployment. The Company currently offers 118 instructor-led course titles for IT professionals conducted at ARIS' training centers and at client facilities. The Company also develops, markets and supports proprietary software products that enhance Oracle database management and Oracle packaged applications. The Company believes that its ability to provide clients with an integrated IT solution, coupled with its focus on leading-edge technologies, provide it with a unique competitive advantage. The Company's strategy is to become a leading provider of integrated IT solutions by: (i) leveraging synergies between consulting and training; (ii) focusing on leading-edge technologies; (iii) attracting and retaining highly skilled employees;
(iv) maintaining high levels of client satisfaction; (v) expanding its geographic presence; and (vi) pursuing strategic acquisitions.

                                  THE OFFERING

Common Stock offered....  2,020,800 shares (including 2,000,000 shares by the
                          Company and 20,800 shares by the Selling Shareholders)
Common Stock outstanding  9,426,666 shares(1)
 after this Offering....
Use of Proceeds.........  To repay debt and for working capital and general corporate purposes.
Nasdaq National Market
 Symbol.................  ARSC

       SUMMARY CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL INFORMATION
                     (In thousands, except per share data)

                                              YEAR ENDED DECEMBER 31,                          QUARTER ENDED
                          --------------------------------------------------------------- -----------------------
                                                                                           MARCH 31,   MARCH 31,
                              1992        1993                                  PRO FORMA    1996        1997
                          (UNAUDITED) (UNAUDITED)    1994    1995(2)   1996(3)   1996(4)  (UNAUDITED) (UNAUDITED)
                          ----------- ----------- --------- --------- --------- --------- ----------- -----------
STATEMENT OF OPERATIONS
 DATA:
Consulting revenue......    $2,091      $3,416     $6,132    $ 9,725   $16,312   $18,245    $2,543      $ 6,633
Training revenue........       112         263        551      4,821     9,385    17,423     1,778        3,243
Software revenue........        --           7        369        205     1,201     2,022       106          533
                            ------      ------     ------    -------   -------   -------    ------      -------
Total revenue...........     2,203       3,686      7,052     14,751    26,898    37,690     4,427       10,409
 Cost of consulting and
  training..............     1,214       2,086      3,637      7,176    13,353    17,558     2,177        4,901
 Cost of software.......        --          --         47         42        93       527         4           48
                            ------      ------     ------    -------   -------   -------    ------      -------
 Gross profit...........       989       1,600      3,368      7,533    13,452    19,605     2,246        5,460
 Selling, general and
  administrative
  expense...............       403         947      2,077      4,552    10,206    15,890     1,445        3,751
                            ------      ------     ------    -------   -------   -------    ------      -------
Income from operations..       586         653      1,291      2,981     3,246     3,715       801        1,709
                            ======      ======     ======    =======   =======   =======    ======      =======
Net income..............    $  397      $  448     $  826    $ 2,010   $ 2,014   $ 2,208    $  506      $ 1,044
                            ======      ======     ======    =======   =======   =======    ======      =======
Net income per share(5).    $ 0.10      $ 0.10     $ 0.12    $  0.24   $  0.23   $  0.26    $ 0.06      $  0.12
                            ======      ======     ======    =======   =======   =======    ======      =======

                                                             MARCH 31, 1997
                                                         ----------------------
                                                         ACTUAL  AS ADJUSTED(6)
                                                         ------- --------------
BALANCE SHEET DATA:
Cash, cash equivalents and investments in marketable
 securities............................................. $ 1,857    $25,057
Total assets............................................  19,822     43,022
Total debt..............................................   5,887      1,887
Shareholders' equity....................................   6,615     33,815

-------

1 Excludes 1,211,291 shares of Common Stock issuable upon exercise of options outstanding at May 26, 1997 under the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") and the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") at a weighted average exercise price of $5.31 per share and 4,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $10.00 per share. See "Management--Executive Compensation," "--Stock Option Plans," and Note 10 of Notes to Consolidated Financial Statements.
2 Reflects the acquisition of Clarity, Inc. on January 1, 1995 in a transaction accounted for as a purchase.
3 Reflects the acquisition of SQLSoft, Inc., SofTeach Corporation and Noetix
  Corporation on May 1, 1996, October 1, 1996 and October 1, 1996, respectively, in transactions accounted for as purchases.
4 Presents the consolidated results of operations of the Company as if SQLSoft, Inc., SofTeach Corporation, Noetix Corporation and Oxford Computer Group Limited had been acquired on January 1, 1996, including the impact of certain adjustments. The Company completed the acquisition of Oxford Computer Group Limited on February 28, 1997 in a transaction accounted for as a purchase.
5 See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in the per share calculation.
6 Gives effect to the application of the estimated net proceeds of this Offering to the Company. See "Use of Proceeds."

                                  THE COMPANY

  ARIS provides an integrated IT solution consisting of consulting and training services primarily focused on Oracle and Microsoft technologies. The Company also develops, markets and supports proprietary software products that enhance Oracle database management and Oracle packaged applications. The Company believes that its ability to provide clients with an integrated IT solution, coupled with its focus on leading-edge technologies, provide it with a unique competitive advantage. The Company's strategy is to become a leading provider of integrated IT solutions by: (i) leveraging synergies between consulting and training; (ii) focusing on leading-edge technologies; (iii) attracting and retaining highly skilled employees; (iv) maintaining high levels of client satisfaction; (v) expanding its geographic presence; and (vi) pursuing strategic acquisitions. ARIS may shift or expand its vendor focus over time in order to maintain alignment with leading-edge, emerging technologies.

  ARIS CONSULTING. ARIS provides mission critical IT consulting services to clients that require assistance planning, designing, developing, testing and deploying Oracle and Microsoft technologies. ARIS currently focuses on three core consulting competencies: packaged application implementation, custom application development and systems architecture planning and deployment. ARIS believes that its vendor focus, consulting methodologies and proprietary software tools result in higher value-added services for its consulting clients. As of March 31, 1997, ARIS employed 142 consultants and project managers.

  ARIS TRAINING. ARIS is a leading provider of training for IT professionals in Microsoft BackOffice, Oracle, Sun Solaris and Java, Internet/intranet and networking technologies. ARIS provides instructor-led training through regularly scheduled open-enrollment classes, private classes (using both standard and customized course content) and on-line training. During 1996, ARIS offered 95 course titles and its instructors taught 989 classes. As of March 31, 1997, the Company had 44 classrooms in nine training centers with a total capacity of 479 students.

  The Company has experienced significant growth, with revenue and operating income increasing from $7.1 million and $1.3 million, respectively, in 1994, to $26.9 million and $3.2 million, respectively, in 1996. Since 1995, the Company has acquired three training companies, one software development company, assumed the operations of one IT consulting business, and opened four new offices. In addition, in February 1997, the Company acquired Oxford Computer Group Limited ("Oxford"), an IT training and consulting company located in the United Kingdom that specializes in Microsoft technologies. Pro forma combined revenue and operating income for 1996, was $37.7 million and $3.7 million, respectively, assuming the two training companies and one software company acquired in 1996 and the acquisition of Oxford in 1997, had been completed on January 1, 1996.

  The Company currently operates eight consulting offices and nine training centers in the United States and the United Kingdom. The Company's clients include Fortune 1000 companies and governmental entities such as Boeing, Microsoft, Hewlett-Packard, Lockheed Martin, Starbucks Coffee, TIG Holdings, Quebecor, the British Broadcasting Company, National Westminster Group, Tektronix, Nike, Weyerhaeuser and the U.S. Internal Revenue Service.

  ARIS was incorporated in Washington in October 1990. The Company's headquarters is located at 6720 Fort Dent Way, Suite 250, Seattle, Washington 98188-2555 and its telephone number at that address is (206) 433-2081.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors before making an investment decision concerning the Common Stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for the Company's services and products and trends in revenue, gross margin and anticipated expense levels, as well as other statements including words such as "seek," "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and the Company's actual results of operations may differ materially from those contained in the forward-looking statements.

  RECRUITMENT AND RETENTION OF IT PROFESSIONALS. The Company's future success will depend in large part on its ability to attract, develop, motivate and retain highly skilled IT professionals, particularly project managers, consultants and instructors. Highly skilled IT professionals are in high demand and are likely to remain a limited resource for the foreseeable future. The Company competes for consultants and project managers with other consulting firms, software vendors and consumers of IT consulting services. The Company competes for instructors with other training service providers, software and hardware vendors and the in-house IT training departments of major corporations. There can be no assurance that the Company will be successful in hiring and retaining a sufficient number of IT professionals to staff its consulting projects and to meet demand for instructor-led classes. See "Business--Personnel and Human Resources."

  ABILITY TO MANAGE GROWTH AND INTEGRATE RECENT ACQUISITIONS. ARIS recently has experienced rapid growth that has placed, and will continue to place, significant demands on its management and other resources. Between January 1, 1996 and May 26, 1997, the Company's total employee headcount increased from 115 to 388, and the Company opened or acquired four new consulting offices and six new training centers in the United States and the United Kingdom. The Company expects to continue to hire additional personnel, open new offices and make acquisitions. To manage its growth effectively, the Company must continue to improve its operational, financial and other management processes and systems, and to attract, develop, motivate and retain highly skilled IT professionals. In addition, the Company's success depends largely on management's ability to maintain high levels of employee utilization, project and instructional quality and competitive pricing for its services. None of the Company's senior management previously has managed a business of the Company's size or has any experience managing a public company. No assurance can be given that the Company will be successful in managing its growth.

  Since 1995 the Company has pursued an aggressive growth strategy by acquiring companies in complementary service, product and geographic markets. In January 1995 the Company acquired an IT training company and, between May 1996 and October 1996, the Company acquired two IT training companies, one software development company and assumed the operations of one IT consulting business. In February 1997, the Company completed the acquisition of Oxford, an IT training and consulting company located in the United Kingdom. Oxford is the largest company acquired by ARIS to date and its first international acquisition. There can be no assurance that the Company will be able to integrate Oxford successfully into the ARIS organization. The failure to integrate Oxford or any of the Company's other recent acquisitions successfully into the Company or the inability to achieve anticipated revenue and operating results during the integration process could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  CUSTOMER CONCENTRATION. The Company has derived, and believes that it may continue to derive, a significant portion of its revenue from a limited number of large clients. One client, Tektronix, accounted for 9.1%, 21.8% and 20.0% of the Company's total revenue in 1996, 1995 and 1994, respectively. There can be no assurance that the volume of work performed for specific clients will be sustained from year to year, or that a major client in one year will engage the Company in a subsequent year. Any significant reduction in the scope of work performed for the Company's principal clients or a number of smaller clients, the failure of anticipated projects for current clients to materialize, or deferrals, modifications or cancellations of ongoing projects by current clients could have a material adverse effect on the Company's business, financial condition and results of operations. From March 1993 to March 1997, the Company qualified under Section 8(a) of the Small Business Act (the "8(a) Program"). As an 8(a) Program participant, the Company was awarded contracts with U.S. government agencies totaling approximately 9.0%, 13.7% and 3.7% of the Company's revenue in 1996, 1995 and 1994, respectively. In the first quarter of 1997, the Company ceased to be eligible to participate in the 8(a) Program. Accordingly, the Company may be less successful bidding for certain U.S. government contracts in areas where 8(a) Program qualification is considered in the contract award process. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Clients."

  DEPENDENCE ON KEY VENDORS OF SOFTWARE TECHNOLOGY. The Company relies on formal and informal relationships with key providers of software technology, in particular, Microsoft, Oracle, and Sun Microsystems, Inc. ("Sun"). During 1996, management estimates that approximately 84.8% of the Company's consulting revenue was derived from projects in which ARIS implemented IT solutions employing Oracle technologies. During the same period, management estimates that training in Microsoft and Oracle technologies generated approximately 66.6% and 14.6%, respectively, of the Company's revenue from training services. The Company participates in a number of Microsoft, Oracle and Sun programs that enable the Company to obtain early information about new software products and courseware, and to benefit from the increased credibility and enhanced reputation resulting from vendor accreditation. Management believes that Oracle may develop an authorized third-party training program. If Oracle creates an authorized third-party training program and ARIS does not participate in the program, ARIS' training revenue and ability to compete effectively in providing training in Oracle technologies could be adversely impacted. Any significant changes to the vendor sponsored programs in which the Company participates or any deterioration in the relationship between the Company and a key vendor could result in the loss of vendor certifications, a reduction in the number of client referrals or vendor actions which might adversely affect the Company's ability to compete successfully. See "Business--Relationships with Key Vendors."

  VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company's operations and related revenue and operating results historically have varied from quarter to quarter, and the Company expects these variations to continue. Factors causing such fluctuations have included and may include: the number, size and scope of consulting projects; the contractual terms and degree of completion of such projects; project delays; variations in utilization rates and average billing rates for consultants and project managers due to vacations, holidays and the integration of newly hired consultants; the inability of the Company to conduct as many four- and five-day courses due to national holidays and vacation schedules, particularly, in the fourth quarter; frequency of training classes and demand for training following new software product releases; variations in fill rates in training classes; integration of acquired entities; and general economic conditions. Because a significant percentage of the Company's expenses, particularly personnel costs and rent, are relatively fixed in advance of any particular quarter, shortfalls in revenue caused by these and other factors may cause significant variations in operating results in any particular quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

  PROJECT RISKS. Most of ARIS' consulting agreements permit the client to terminate an engagement without cause and without significant penalty upon 14 or fewer days' notice to the Company. Clients may from time to time terminate their agreements with the Company due to the Company's failure to meet expectations or for other reasons. Additionally, contracts to perform services for the U.S. government may be subject to renegotiation. The termination or renegotiation of one or more engagements by the Company's clients could adversely affect revenue and operating results, damage the Company's reputation, and adversely affect its ability to attract new business.

  Additionally, ARIS has undertaken and may in the future undertake fixed price consulting projects. From time to time the Company may establish a price or project schedule before the client's design specifications are completed. The Company's failure to accurately estimate the resources required for such projects or its failure to complete its contractual obligations in a manner consistent with the project plan upon which the fixed price/fixed schedule contract was based could have a material adverse effect on the profitability of such projects.

  GROWTH THROUGH ACQUISITIONS. ARIS intends to continue growing through strategic acquisitions of businesses that the Company believes will complement its operations. The success of ARIS' plan to grow through acquisitions depends on, among other things, the Company's ability to (i) identify and acquire businesses on terms that management considers attractive; (ii) integrate acquired businesses into its organization; and (iii) retain the acquired businesses' key personnel and principal clients. Any future acquisitions would be accompanied by the risks commonly encountered in such transactions, including difficulties associated with assimilating the personnel and operations of the acquired business, the Company's inability to achieve expected financial results or strategic goals for the acquired business, the potential disruption of the Company's ongoing business, the diversion of significant management and other resources and the maintenance of uniform standards, controls, procedures and policies. There can be no assurance that the Company will be able to identify future acquisition candidates or to successfully overcome the risks and challenges encountered in completing and integrating future acquisitions. The Company's failure or inability to implement and manage its acquisition strategy could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, future acquisitions could require ARIS to issue dilutive equity securities, incur debt or contingent liabilities and amortize expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the market for and the price of the Company's Common Stock.

  RELIANCE ON KEY PERSONNEL. The Company's continuing success will depend in large part on the continued services of a number of key employees including Paul Y. Song, its founder, President, Chief Executive Officer and Chairman. The loss of the services of Mr. Song, certain of the Company's senior management or other key personnel could have a material adverse effect on the Company. The Company has entered into employment agreements containing non-competition, non-solicitation and non-disclosure clauses with all of its management, consultants and project managers and instructors, except Mr. Song. These contracts, however, do not guarantee that these individuals will continue their employment with the Company. In addition, there is no guarantee that the non-competition and non-solicitation provisions of these agreements would be enforced by a court if the Company were required to seek to enforce its rights thereunder. The loss of one or more of the Company's key employees to a current or potential competitor could result in the loss of existing or potential clients to such competitor adversely affecting revenues and operating income. The Company currently maintains and is the beneficiary of a "key man" life insurance policy in the amount of $2.0 million on the life of

Mr. Song. See "Management--Directors, Executive Officers and Key Employees" and "--Employment Agreements."

  INTERNATIONAL OPERATIONS. As a result of the recent acquisition of Oxford, a substantial portion of the Company's revenue is derived from its international operations. Revenue from international operations for the first quarter of 1997, which was the first period in which the Company had material revenues from international operations, was $821,000 representing 7.9% of total revenue for the quarter. The Company faces certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, difficulties in staffing and managing foreign operations, differing employment laws and practices in foreign countries, longer payment cycles, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences. Any of these factors could adversely affect the success of the Company's international operations. There can be no assurance that such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's consolidated financial condition and results of operations. The Company may also face risks from foreign currency fluctuations. To date the Company has not entered into any forward exchange contracts or other hedging activities in anticipation of foreign currency fluctuations, but it may do so in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  COMPETITION. The IT consulting industry and the IT training industry are generally regarded as separate industries, each of which is rapidly growing and highly competitive. Within each industry there are a large number of competitors, many of whom have significantly greater financial, technical, marketing and human resources and greater name recognition than the Company. ARIS' principal competitors in the delivery of consulting services are the consulting divisions of the large international accounting firms, the consulting divisions of software vendors such as Oracle, and numerous international, national and regional IT consulting firms. The Company faces competition in the delivery of IT training services from the in-house IT departments of its prospective clients, companies such as International Business Machines and Hewlett-Packard, software vendors, other Microsoft Authorized Technical Education Centers ("ATECs"), and independent international, national and regional training companies. The Company's software product, ARIS DFRAG, competes with system management tools distributed by BMC Software, Platinum Technology and Compuware. Although the Company believes few commercially available software products currently compete directly with the Company's other software product, NoetixViews, there can be no assurance that new competitive products will not be developed by Oracle, third party software vendors or by in-house IT departments of the Company's current or potential clients. There can be no assurance that any future products will not achieve greater market acceptance than the Company's software products. Failure by ARIS to compete successfully in the consulting or training market would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Competition."

  RAPID TECHNOLOGICAL CHANGE. The Company's success also depends in part on its ability to develop IT solutions that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. This may require the Company to make substantial expenditures to develop new consulting services, course titles and courseware, to hire new consultants, project managers and instructors and to acquire new software and hardware. If the Company is unable, for financial or other reasons, to make those expenditures, hire additional qualified personnel, or make the necessary acquisitions, the Company's ability to compete effectively may be materially and adversely affected.

  INTELLECTUAL PROPERTY RIGHTS. The Company uses certain proprietary consulting and training methodologies, courseware, software applications and products, trademarks and service marks and other proprietary and intellectual property rights. The Company relies upon a combination of copyright, trademark and trade secret laws, as well as nondisclosure and other contractual arrangements, to protect these proprietary rights. The Company uses client licensing agreements and employee and third-party nondisclosure and confidentiality agreements to limit access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to deter misappropriation of such rights or that the Company will be able to detect unauthorized uses and take immediate or effective steps to enforce its rights. If substantial unauthorized uses of the Company's proprietary rights were to occur, the Company could be required to engage in costly and time-consuming litigation to enforce its rights. In addition, the Company does business in countries that do not provide protection or enforcement of intellectual property rights to the same extent as the United States, and on the Internet, which is not currently subject to comprehensive regulation.

  The Company develops custom software applications and methodologies, and training courses, methodologies and courseware for third party software products. The training courses, methodologies and courseware are owned by the Company through agreements with employees and subcontractors, but ownership of software applications developed for clients is often assigned to the client, with the Company retaining limited use licenses. The Company also develops software application tools in the course of its consulting projects. The Company generally seeks to retain significant ownership or marketing rights for adaptation and reuse in subsequent projects. Issues relating to the ownership of and rights to use training courses, methodologies, courseware, software applications and other tools can be complicated and there can be no assurance that disputes will not arise that affect the Company's ability to resell or reuse such products and methodologies.

  There can be no assurance that the Company's competitors will not independently develop products or methodologies functionally similar to the Company's products and methodologies, or that third parties will not claim that the Company's current or future products, courseware or services infringe their proprietary rights. Although the Company believes that its products, courseware and services do not infringe on any third-party intellectual property rights, there can be no assurance that such a claim will not be asserted against the Company in the future or that, if asserted, any such claim will be defended successfully. See "Business--Intellectual Property."

  CONTROL BY PRINCIPAL SHAREHOLDERS. Paul Y. Song, the Company's founder, President, Chief Executive Officer and Chairman, is the Company's single largest shareholder. Mr. Song's wife, Tina J. Song, is the Director of Human Resources and Information Technology for the Company and is the Company's third largest shareholder. A family limited partnership controlled by Mr. and Mrs. Song is the Company's second largest shareholder. Upon the completion of this Offering, Mr. and Mrs. Song will beneficially own approximately 47.4% of the Company's outstanding shares of Common Stock. As a result, Mr. and Mrs. Song will likely be able to control the affairs and management of the Company and the outcome of any matters requiring a shareholder vote (other than those matters for which a supermajority vote is required under Washington law or the Company's Amended and Restated Bylaws (the "Restated Bylaws")), including the election of the members of the Board of Directors. Such control could delay or prevent a change in control of the Company. Other members of Mr. Song's immediate family, including his brother, John Y. Song, Vice President of Eastern Operations, own an aggregate of 220,000 shares of Common Stock and options to purchase an additional 60,800 shares of Common Stock. See "Management" and "Principal and Selling Shareholders."

  POTENTIAL LIABILITY TO CLIENTS. Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. Any failure in a client's information system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company generally attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its services, there can be no assurance that the limitations of liability set forth in its service contracts will be enforceable or would otherwise protect the Company from liability for damages. The Company maintains general liability insurance coverage, including coverage for errors and omissions, against claims of up to $2.0 million in the aggregate. There can be no assurance, however, that such coverage will continue to be available on commercially reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the Company's insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, financial condition and results of operations.

  NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to this Offering there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price has been determined by negotiation between the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Moreover, the market for securities of early stage, small market capitalization companies is volatile, often as a result of factors unrelated to an issuer's operations. In addition, the Company believes factors such as quarterly variations in operating results, changes in relationships between the Company and certain key vendors of software products, general conditions in the IT industry or the industries in which the Company's clients compete and changes in earnings estimates by securities analysts could contribute to the volatility of the price of the Company's Common Stock and cause significant price fluctuations. These factors, as well as general economic conditions, could adversely affect the market price of the Common Stock. Furthermore, securities class action litigation is not uncommon against issuers, particularly following periods of volatility in the market price of an issuer's securities. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could subject the Company to significant liabilities.

  ANTI-TAKEOVER PROVISIONS. The Company is subject to the anti-takeover provisions of Chapter 23B.17 of the Washington Business Corporation Act (the "WBCA") which prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of a corporation involving a 20% shareholder unless determined to be at a fair price or approved by disinterested directors or disinterested shareholders. In addition, Chapter 23B.19 of the WBCA prohibits a corporation registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") from engaging in certain significant transactions with a 10% shareholder. Significant transactions include, among others, a merger with or disposition of assets to the 10% shareholder. Further, the Company's
Amended and Restated Articles of Incorporation (the "Restated Articles") provide for a classified Board of Directors with staggered, three-year terms. Also, the Board has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the preferences and other rights thereof without any further vote or action by the Company's shareholders. The issuance of preferred stock, together with the effect of other anti-takeover provisions in the Restated Articles and under the WBCA, may have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for the Common Stock. See "Description of Capital Stock-- Preferred Stock," "Description of Capital Stock--Washington Anti-Takeover Statute" and "Description of Capital Stock--Certain Provisions in Restated Articles and Restated Bylaws."

  SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's Common Stock in the public market after this Offering could adversely affect prevailing market prices for the Common Stock. Taking into account restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"), rules promulgated by the Securities and Exchange Commission (the "Commission") thereunder and lock-up agreements between certain shareholders and Deutsche Morgan Grenfell Inc. (the "Lock-up Agreements"), the number of additional shares that will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act, will be as follows: 6,548,160 shares of Common Stock will be eligible for sale beginning 180 days after the closing of this Offering, and 809,786 shares will be eligible for sale pursuant to Rule 144 upon the expiration of applicable holding periods, which will expire between October 1, 1997 and February 28, 1999. Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such Lock-up Agreements. Upon the closing of this Offering, holders of 301,200 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the closing of this Offering to register approximately 1,977,234 shares of Common Stock reserved for issuance under the Company's stock option plans. In addition, up to 4,000 shares of Common Stock issuable upon exercise of an outstanding warrant will become available for sale in the public market following the expiration of the Rule 144 holding period on February 24, 1998, if exercised pursuant to cashless exercise provisions, or one year following the exercise of the warrant for cash. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  DISCRETION AS TO THE USE OF PROCEEDS. The Company has not yet identified specific uses for a significant portion of the net proceeds from this Offering. The Company's management will retain broad discretion to allocate net proceeds. Purchasers of the shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds ultimately will be applied. See "Use of Proceeds."

  DILUTION; ABSENCE OF DIVIDENDS. The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors participating in this Offering will therefore incur immediate, substantial dilution of $11.92 per share. To the extent outstanding options or warrants to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution." The Company has not paid any cash dividends since 1993 and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Dividend Policy."

  BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS. This Offering will benefit all current shareholders of the Company, including its directors and executive officers and the Selling Shareholders, by, among other things, creating a public market for the Company's Common Stock, thereby increasing liquidity and potentially increasing the market value of such shareholders' investment in the Company. At the initial public offering price of $15.00 per share, after deducting underwriting discounts and commissions, the aggregate realized gain to the Selling Shareholders as a result of this Offering will be approximately $186,000. Following the Offering the current shareholders of the Company will own shares having an aggregate unrealized gain of approximately $114.6 million. See "Dilution" and "Principal and Selling Shareholders."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered by the Company are estimated to be $27,200,000 ($31,385,000 if the over-allotment option is exercised in full), after deducting underwriting discounts and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Shareholders.

  The Company intends to use approximately $4.0 million of the net proceeds from this Offering to repay a term loan from U.S. Bank of Washington, N.A. ("U.S. Bank"), which the Company incurred primarily to fund its repurchase of 415,000 shares of the Company's Common Stock from certain shareholders at $8.50 and $9.75 per share in February and March of 1997. See "Certain Transactions." The term loan bears interest at a variable rate, currently 8.25%, and is due and payable within ten days of the closing of this Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Company intends to use the remaining net proceeds for working capital, expansion of the Company's business and for general corporate purposes. A portion of the net proceeds also may be used to acquire or invest in complementary businesses. Although the Company frequently evaluates potential acquisitions of complementary businesses, there are no present understandings, commitments or agreements with respect to the acquisition of any other businesses. See "Business-- Strategy."

  To the extent that the net proceeds of this Offering are not used immediately, they will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  The Company has not paid any cash dividends since 1993. The Company currently expects to retain all future earnings to finance the operation and expansion of its business and does not anticipate declaring or paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1997, (i) on an actual basis; and (ii) as adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom. The information set forth below should be read in conjunction with the audited consolidated financial statements of the Company and Notes thereto (the "Consolidated Financial Statements") and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                                          MARCH 31, 1997
                                                        -------------------
                                                        ACTUAL  AS ADJUSTED
                                                        ------- -----------
                                                            (IN THOUSANDS)
                                                        -----------------------
Notes payable.......................................... $ 1,887   $ 1,887
Term loan..............................................   4,000       --
                                                        -------   -------
                                                          5,887     1,887
                                                        -------   -------
Shareholders' equity:
 Common Stock, no par value; 100,000,000 shares
  authorized; 7,423,900; and 9,423,900 shares issued
  and outstanding, respectively(1).....................   3,224    30,424
 Retained earnings.....................................   3,180     3,180
 Net unrealized holding gain on investments............     209       209
 Cumulative foreign currency translation adjustment....       2         2
                                                        -------   -------
    Total shareholders' equity.........................   6,615    33,815
                                                        -------   -------
  Total capitalization................................. $12,502   $35,702
                                                        =======   =======

--------
(1) Excludes 1,211,291 shares of Common Stock issuable upon exercise of options outstanding at May 26, 1997 under the 1995 Stock Option Plan and the 1997 Stock Option Plan at a weighted average exercise price of $5.31 per share and 4,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $10.00 per share. See "Management-- Executive Compensation," "--Stock Option Plans," and Note 10 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of March 31, 1997 was $1,787,000, or $0.24 per share of Common Stock. After giving effect to the sale by the Company of 2,000,000 shares offered hereby (at the initial public offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses), the adjusted net tangible book value of the Company as of March 31, 1997 would have been approximately 28,987,000, or $3.08 per share. This represents an immediate increase in such net tangible book value of $2.84 per share to existing shareholders and an immediate dilution of $11.92 per share to new investors. The following table illustrates this per share dilution:

     Assumed initial public offering price per share...............       $15.00
       Net tangible book value per share before the Offering....... $0.24
       Increase per share attributable to new investors............ $2.84
     Net tangible book value per share after the Offering..........       $ 3.08
                                                                          ------
     Net tangible book value dilution per share to new investors...       $11.92
                                                                          ======

  The following table summarizes the difference between the total consideration and average price per share paid by the existing shareholders and that paid by new investors purchasing shares in this Offering at the initial public offering price of $15.00.

                                                                         AVERAGE
                                        SHARES       TOTAL CONSIDERATION  PRICE
                                   ----------------- -------------------   PER
                                    NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                   --------- ------- ----------- ------- -------
Existing shareholders............. 5,393,000   72.9% $    79,000    0.3% $ 0.02
New investors..................... 2,000,000   27.1   30,000,000   99.7  $15.00
                                   ---------  -----  -----------  -----
  Total........................... 7,393,000  100.0% $30,079,000  100.0%
                                   =========  =====  ===========  =====

  The foregoing table excludes 1,211,291 shares of Common Stock issuable upon exercise of options outstanding at May 26, 1997 under the 1995 Stock Option Plan and the 1997 Stock Option Plan at a weighted average exercise price of $5.31 per share and 4,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $10.00 per share. See "Management--Executive Compensation," "--Stock Option Plans," and Note 10 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED AND PRO FORMA
                            COMBINED FINANCIAL DATA

  The consolidated statement of operations data for the three year period ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company that have been audited by Price Waterhouse LLP, independent accountants, which are included elsewhere in this Prospectus. The balance sheet data as of December 31, 1994 are derived from financial statements of the Company which are not included in this Prospectus but which were audited by Price Waterhouse LLP. The statement of operations data for the two year period ended December 31, 1993 and the quarters ended March 31, 1996 and March 31, 1997 and the balance sheet data as of December 31, 1992 and 1993 and March 31, 1997 are derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods. The pro forma combined statement of operations data for the year ended December 31, 1996 has been derived from the unaudited pro forma combined statement of income of the Company, which presents the results of operations of the Company as if SQLSoft Inc. ("SQLSoft"), SofTeach Corporation ("SofTeach"), Noetix Corporation ("Noetix") and Oxford had been acquired on January 1, 1996, (the "Pro Forma Combined Financial Information"), which are included elsewhere in this Prospectus. The following selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Consolidated Financial Statements, the Pro Forma Combined Financial Information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The historical results should not be construed to be indicative of future results of operations and the pro forma information should not be construed to be indicative of actual or future results of operations.

                                          YEAR ENDED DECEMBER 31,                       QUARTER ENDED
                          -------------------------------------------------------- -----------------------
                                                                                    MARCH 31,   MARCH 31,
                             1992        1993                            PRO FORMA    1996        1997
                          (UNAUDITED) (UNAUDITED)  1994  1995(1) 1996(2)  1996(3)  (UNAUDITED) (UNAUDITED)
                          ----------- ----------- ------ ------- ------- --------- ----------- -----------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
 Consulting.............    $2,091      $3,416    $6,132 $ 9,725 $16,312  $18,245    $2,543      $ 6,633
 Training...............       112         263       551   4,821   9,385   17,423     1,778        3,243
 Software...............        --           7       369     205   1,201    2,022       106          533
                            ------      ------    ------ ------- -------  -------    ------      -------
 Total revenue..........     2,203       3,686     7,052  14,751  26,898   37,690     4,427       10,409
                            ------      ------    ------ ------- -------  -------    ------      -------
Cost of sales:
 Consulting and
  training..............     1,214       2,086     3,637   7,176  13,353   17,558     2,177        4,901
 Software...............        --          --        47      42      93      527         4           48
                            ------      ------    ------ ------- -------  -------    ------      -------
 Total cost of sales....     1,214       2,086     3,684   7,218  13,446   18,085     2,181        4,949
                            ------      ------    ------ ------- -------  -------    ------      -------
 Gross profit...........       989       1,600     3,368   7,533  13,452   19,605     2,246        5,460
Operating expenses:
 Selling, general and
  administrative........       403         947     2,077   4,552  10,206   15,890     1,445        3,751
                            ------      ------    ------ ------- -------  -------    ------      -------
Income from operations..       586         653     1,291   2,981   3,246    3,715       801        1,709
 Other income (expense),
  net...................        16          35        11     115     115       64         2          (42)
                            ------      ------    ------ ------- -------  -------    ------      -------
Income before income
 tax....................       602         688     1,302   3,096   3,361    3,779       803        1,667
 Income tax expense.....       205         240       476   1,086   1,347    1,571       297          623
                            ------      ------    ------ ------- -------  -------    ------      -------
Net income..............    $  397      $  448    $  826 $ 2,010 $ 2,014  $ 2,208    $  506      $ 1,044
                            ======      ======    ====== ======= =======  =======    ======      =======
Net income per share(4).    $ 0.10      $ 0.10    $ 0.12 $  0.24 $  0.23  $  0.26    $ 0.06      $  0.12
                            ======      ======    ====== ======= =======  =======    ======      =======
Weighted average number
 of common and common
 equivalent shares
 outstanding(5).........     3,813       4,286     6,676   8,487   8,582    8,582     8,574        8,513
                            ======      ======    ====== ======= =======  =======    ======      =======

                                          DECEMBER 31,
                         ----------------------------------------------  MARCH 31,
                            1992        1993                               1997
                         (UNAUDITED) (UNAUDITED)  1994  1995(1) 1996(2) (UNAUDITED)
                         ----------- ----------- ------ ------- ------- -----------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents
 and investments in
 marketable securities..   $  174      $   78    $  274 $2,491  $ 1,573   $ 1,857
Total assets............    1,060       1,607     3,320  6,843   12,956    19,822
Total debt..............       --          --        --     --    1,500     5,887
Shareholders' equity....      757       1,203     2,113  4,642    8,210     6,615

--------

(1) The Company acquired Clarity on January 1, 1995 in a transaction accounted for as a purchase.
(2) The Company acquired SQLSoft, SofTeach and Noetix on May 1, 1996, October 1, 1996 and October 1, 1996, respectively, in transactions accounted for as purchases.
(3) Presents the consolidated results of operations of the Company as if SQLSoft, SofTeach, Noetix and Oxford had been acquired on January 1, 1996, including the impact of certain adjustments. The Company completed the acquisition of Oxford on February 28, 1997 in a transaction accounted for as a purchase.
(4) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in the per share calculation.
(5) Excludes 1,211,291 shares of Common Stock issuable upon exercise of options outstanding at May 26, 1997 under the 1995 Stock Option Plan and the 1997 Stock Option Plan at a weighted average exercise price of $5.31 per share and 4,000 shares of Common Stock issuable upon exercise of a warrant at an exercise price of $10.00 per share. See "Management-- Executive Compensation," "--Stock Option Plans," and Note 10 of Notes to Consolidated Financial Statements.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  ARIS began operations in 1990 as an IT consulting company specializing in custom software application development for Oracle technologies. In 1993, ARIS expanded its consulting activities from custom application development to include packaged application implementation and introduced its first software product, ARIS DFRAG. In response to client requests for training, the Company began providing training services in Oracle technologies in 1991, and became a Microsoft ATEC in 1994. In 1996 the Company became a Sun Educational Services U.S. Strategic Partner for Seattle, Washington and Portland, Oregon.

  The Company's revenue is derived from its consulting and training services and sales and maintenance of its software products. Consulting revenue is derived primarily from professional fees billed to clients. Revenue from contracts that are billed on a time and materials basis is recognized as services are performed. Revenue from fixed price contracts is recognized on the percentage of completion method, based on the ratio of costs incurred to the total estimated project costs. The Company bills its clients on a monthly or semi-monthly basis. Where revenue is recognized before an invoice is sent, the revenue in excess of billings is recorded as work in progress. Occasionally, the Company is requested to provide hardware and software in conjunction with its consulting projects. In such cases, the Company recognizes as revenue only the difference between its cost and the resale price for the software and hardware.

  Training revenue is derived primarily from fees charged to corporate clients for employee training provided at client facilities or at ARIS' training centers and from fees charged to individual students for open enrollment classes. In its open enrollment classes, the Company seeks to fill each available seat in each scheduled class. The Company continuously monitors this fill rate and may cancel or reschedule classes that are underenrolled. Revenue for a training class is recognized in the month in which the last day of the training event falls. Since a large number of training events are five-day classes that end on a Friday, the number of Fridays in a given month impacts the training revenue for that month.

  Software revenue is derived from the sale of ARIS' products, ARIS DFRAG and NoetixViews, and from support contracts with clients who purchase the software products. Revenue is recognized when the software product has been shipped, collectibility is probable and there are no significant obligations of the Company remaining to be performed. Software support is billed at the beginning of the contract period and is recognized ratably through the term of the contract.

  From March 1993 to March 1997, the Company qualified under the 8(a) Program. As an 8(a) Program participant, the Company was awarded contracts with U.S. government agencies totaling 9.0%, 13.7% and 3.7% of the Company's revenue in 1996, 1995 and 1994, respectively. In the first quarter of 1997, the Company ceased to be eligible to participate in the 8(a) Program. Accordingly, the Company may be less successful bidding for certain U.S. government contracts in areas where 8(a) Program qualification is considered in the contract award process.

RECENT ACQUISITIONS

  In addition to its internal growth, the Company has grown through strategic acquisitions of complementary businesses. Since January 1995, the Company has made the following acquisitions:

  CLARITY, INC. In January 1995, the Company acquired the stock of Clarity, an IT training company based in Bellevue, Washington, for $117,000 in cash and
1.4 million shares of ARIS Common Stock having a value of $263,000. Clarity had revenue of $2.3 million in 1994.

  SQLSOFT, INC. In May 1996, the Company acquired the stock of SQLSoft, a Microsoft ATEC based in Bellevue, Washington for 707,900 shares of ARIS Common Stock having a value of $1.3 million. SQLSoft had revenue of $2.6 million in 1995.

  SOFTEACH CORPORATION. In October 1996, the Company purchased assets and assumed liabilities of SofTeach, a Microsoft ATEC located in Denver, Colorado, for a cash payment of $750,000, a $500,000 promissory note and 42,000 shares of ARIS Common Stock having a value of $152,000. The Company combined the operations of SofTeach with its existing operations in Denver. SofTeach had revenue of $1.5 million for the first nine months of 1996 and $2.1 million in 1995.

  NOETIX CORPORATION. The Company acquired the stock of Noetix in October 1996 in exchange for a cash payment of $835,000 and 40,000 shares of ARIS Common Stock having a value of $145,000. Noetix develops, distributes and supports a software product, NoetixViews, which enhances an end-user's ability to access and manage information from Oracle's database products. Noetix had revenue of $821,000 for the first nine months of 1996 and $413,000 in 1995.

  OXFORD COMPUTER GROUP LIMITED. In February 1997, the Company acquired the stock of Oxford in exchange for 280,000 shares of ARIS Common Stock having a value of $1.4 million. Oxford is a Microsoft ATEC with facilities in Oxford, London and Birmingham in the United Kingdom which also provides IT consulting services primarily on Microsoft technologies. In calendar year 1996, Oxford had revenue of (Pounds)4.7 million.

  Each of these transactions was accounted for as a purchase. Capitalized software development costs, non-compete agreements and goodwill resulting from these acquisitions have been amortized over approximately three years, two years and fifteen years, respectively.

  In August 1996 the Company assumed the operations of Cray Solutions, a division of Cray Research, Inc., a subsidiary of Silicon Graphics, Inc. In connection with this transaction, the Company added 14 consultants and two administrative staff providing IT consulting services in Dallas, Texas.

CONSOLIDATED STATEMENT OF OPERATIONS

  The following table sets forth, for the periods indicated, certain financial data as a percentage of total consolidated revenue (except as noted):

                                      YEAR ENDED
                                     DECEMBER 31,            QUARTER ENDED
                                   -------------------  -----------------------
                                                         MARCH 31,   MARCH 31,
                                                           1996        1997
                                   1994   1995   1996   (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:      -----  -----  -----  ----------- -----------
Revenue:
  Consulting......................  87.0%  65.9%  60.6%     57.4%       63.7%
  Training........................   7.8   32.7   34.9      40.2        31.2
  Software........................   5.2    1.4    4.5       2.4         5.1
                                   -----  -----  -----     -----       -----
    Total revenue................. 100.0  100.0  100.0     100.0       100.0
                                   -----  -----  -----     -----       -----
Cost of sales:
  Consulting and training.........  51.5   48.6   49.7      49.2        47.1
  Software........................   0.7    0.3    0.3       0.1         0.5
                                   -----  -----  -----     -----       -----
    Total cost of sales...........  52.2   48.9   50.0      49.3        47.6
                                   -----  -----  -----     -----       -----
    Gross margin..................  47.8   51.1   50.0      50.7        52.4
Operating expenses:
  Selling, general and
   administrative.................  29.5   30.9   37.9      32.6        36.0
                                   -----  -----  -----     -----       -----
Income from operations............  18.3   20.2   12.1      18.1        16.4
  Other income (expense)..........   0.2    0.8    0.4       0.0        (0.4)
                                   -----  -----  -----     -----       -----
Income before income tax..........  18.5   21.0   12.5      18.1        16.0
  Income tax expense..............   6.7    7.4    5.0       6.7         6.0
                                   -----  -----  -----     -----       -----
Net income........................  11.8%  13.6%   7.5%     11.4%       10.0%
                                   =====  =====  =====     =====       =====
--------

Cost of sales:
  Consulting and training(1)......  54.4%  49.3%  52.0%     50.4%       49.6%
  Software(2).....................  12.7%  20.5%   7.7%      3.8%        9.0%

--------
(1) Expressed as a percentage of combined consulting and training revenue.
(2) Expressed as a percentage of software revenue.

FIRST QUARTER 1997 COMPARED TO FIRST QUARTER 1996

  Revenue in the first quarter of 1997 ("Q1 1997") was $10.4 million, representing a 135.1% increase over revenue of $4.4 million in the first quarter of 1996 ("Q1 1996"), a result of increased revenue in each of the Company's business lines.

  Consulting revenue in Q1 1997 was $6.6 million, representing a 160.8% increase over consulting revenue of $2.5 million in Q1 1996. This increase is primarily attributable to an increase in the number of billable consultants and project managers from 58 at the end of Q1 1996 to 142 at the end of Q1 1997, and an 11.8% increase in average billing rates. The Company opened new offices in the Washington, D.C. area in January 1996, Dallas, Texas in August 1996 and Tampa, Florida in September 1996 and acquired Oxford on February 28, 1997, which together contributed $2.1 million in consulting revenue in Q1 1997.

  Training revenue was $3.2 million in Q1 1997, representing an 82.4% increase over training revenue of $1.8 million in Q1 1996. This increase is attributable to the acquisition of SQLSoft in May 1996, SofTeach in October 1996 and Oxford on February 28, 1997 and an increase in the number of classes held from 183 in Q1 1996 to 286 in Q1 1997. The Company's training revenue increased $639,000 in Q1 1997 as a result of new offices opened.

  Software revenue in Q1 1997 was $533,000 as compared with software revenue of $106,000 in Q1 1996. This increase is principally the result of the acquisition of Noetix in October 1996, which added approximately $388,000 in revenue in Q1 1997.

  Cost of consulting and training consists primarily of salaries and employee benefits for consultants, project managers and instructors, subcontractor fees, and non-reimbursable travel expenses related to consulting and training activities. Cost of consulting and training was $4.9 million in Q1 1997, representing a 125.1% increase over $2.2 million in Q1 1996. This increase is primarily attributable to an increase in the number of consultants, project managers and instructors from 74 at the end of Q1 1996 to 209 at the end of Q1 1997.

  Cost of software consists of amortization of capitalized software costs related to completed products acquired in the acquisition of Noetix in October 1996, software development costs expensed prior to determination of market feasibility and costs and manufacturing expenses associated with the production and packaging of software products. Cost of software increased to $48,000 in Q1 1997 from $4,000 in Q1 1996.

  Selling, general and administrative expense ("SG&A expense") consists of salaries and employee benefits for executive, managerial, administrative and sales personnel, facility leases, amortization of capitalized computer hardware and equipment costs, software license fees and travel and business development costs. SG&A expense was $3.8 million in Q1 1997, representing a 159.6% increase over $1.4 million in Q1 1996. This increase is attributable primarily to the growth in the number of management, sales and administrative staff from 55 at the end of Q1 1996 to 158 at the end of Q1 1997. SG&A expense as a percentage of total revenue increased from 32.6% in Q1 1996 to 36.0% in Q1 1997. This increase reflects the inclusion of Oxford in the Company's results of operations for the month of March. Oxford generally experiences higher SG&A expenses as a percentage of revenue than does the Company's U.S. operations.

  Other income (expense) consists primarily of interest expense associated with short term borrowings and interest income on cash and cash equivalents. In Q1 1997 the Company had $54,000 in interest expense related primarily to a term loan with U.S. Bank entered into in connection with the repurchase of shares of Common Stock from certain shareholders of the Company. See "-- Liquidity and Capital Resources."

1996 COMPARED TO 1995

  Revenue in 1996 was $26.9 million, representing an 82.3% increase over revenue of $14.8 million in 1995, a result of increased revenue in each of the Company's business lines. During 1996, the Company's single largest client accounted for 9.1% of revenue, down from 21.8% in 1995. The Company's five largest clients in 1996 accounted for 35.0% of revenue as compared to 52.9% of revenue in 1995. See "Risk Factors--Customer Concentration" and "Business-- Clients."

  Consulting revenue in 1996 was $16.3 million, representing a 67.7% increase over consulting revenue of $9.7 million in 1995. This increase is primarily attributable to an increase in the number of billable consultants and project managers from 52 at the end of 1995 to 118 at the end of 1996, an approximate 10% increase in average billing rates, an increase in the number and size of consulting projects and, to a lesser extent, the geographic expansion of the Company's consulting services from the Seattle, Washington and Portland, Oregon areas to include metropolitan Washington, D.C., Tampa, Florida, Dallas, Texas and Denver, Colorado.

  Training revenue in 1996 was $9.4 million, representing a 94.7% increase over training revenue of $4.8 million in 1995. This increase is attributable to a number of factors, including (i) the acquisition of SQLSoft in May 1996 and SofTeach in October 1996, which management estimates added approximately $1.8 million and $378,000 in training revenue in 1996, respectively; (ii) high demand for certain new course offerings, including training in Microsoft Windows NT 3.51 and Microsoft Internet and messaging products; (iii) the Company's designation as a Sun Educational Services U.S. Strategic Partner for the Seattle, Washington and Portland, Oregon areas; and (iv) an increase in the number of public classes held from 194 in 1995 to 299 in 1996.

  Software revenue in 1996 was $1.2 million as compared with revenue of $205,000 in 1995. This increase is principally the result of an increase in the sales of ARIS DFRAG following the hiring of a senior sales manager for software products in late 1995 and the release of ARIS DFRAG 4.0 in January 1996. In addition, the acquisition of Noetix in October 1996 added approximately $474,000 in revenue in the fourth quarter of 1996.

  Cost of consulting and training was $13.4 million in 1996, representing an 86.1% increase over $7.2 million in 1995. This increase is primarily attributable to an increase in the number of consultants, project managers and instructors from 69 at the end of 1995 to 149 at the end of 1996. Cost of consulting and training as a percentage of combined consulting and training revenue increased from 49.3% in 1995 to 52.0% in 1996. This increase is primarily attributable to lower utilization of consultants in 1996 resulting from a large number of newly hired consultants that were not billing immediately upon being hired. The lower utilization was partially offset by a 10% increase in average billing rates. In addition, the Company had higher than usual subcontractor costs in the second half of 1996 primarily as a result of the assumption of the operations of Cray which used a higher percentage of subcontractors than the Company. Extensive use of subcontractors will generally adversely impact the Company's gross margins. As a result, the Company seeks to keep its use of subcontractors to a minimum.

  Cost of software increased to $93,000 in 1996 from $42,000 in 1995. This increase coincides with the rise in sales of software licenses revenue and is primarily attributable to the costs of packaging and distribution of ARIS DFRAG 4.0 and NoetixViews.

  SG&A expense was $10.2 million in 1996, representing a 124.2% increase over SG&A expense of $4.6 million in 1995. SG&A expense as a percentage of total revenue increased from 30.9% in 1995 to 37.9% in 1996. This increase is due to non-recurring expenses associated with the acquisition and integration of SQLSoft, Noetix and SofTeach, higher expenses due to the opening of four new offices in Dallas, Texas, London, England, Tampa, Florida and the metropolitan Washington, D.C. area, including expenses related to the hiring of personnel required to staff the new offices and an increase in expenditures for recruitment and training of IT professionals. The number of management, sales and administrative staff increased from 46 at the end of 1995 to 101 at the end of 1996.

  In 1996, the Company had $307,000 of in-process research and development expense related to the acquisition of Noetix and amortization of intangible assets of $116,000 related to acquisitions made by the Company in 1996.

  In each of 1995 and 1996, the Company had other income of $115,000 consisting primarily of interest income on cash and cash equivalents.

  The Company's effective income tax rate in 1996 was 40.1% compared with 35.1% in 1995. The increase in 1996 was primarily attributable to purchased research and development costs for software development of an acquired business and an increase in liability for state income tax resulting from the geographic expansion of ARIS' service offerings.

1995 COMPARED TO 1994

  The Company's revenue was $14.8 million in 1995, representing a 109.2% increase over revenue of $7.1 million in 1994. The Company's single largest client accounted for 21.8% and 20.0% of revenue in 1995 and 1994, respectively. The Company's five largest clients in 1995 accounted for 52.9% of revenue as compared to 38.2% of revenue in 1994. See "Risk Factors-- Customer Concentration" and "Business--Clients."

  Consulting revenue was $9.7 million in 1995, representing a 58.6% increase over revenue of $6.1 million in 1994. This increase reflects an increase in the number and size of consulting projects and an increase in the average number of billable consultants and project managers over the period.

  Training revenue was $4.8 million in 1995, compared with $551,000 in 1994. This increase reflects the impact of additional revenue resulting from the acquisition of Clarity, high demand for new course offerings in Microsoft and Oracle technologies, the expansion of existing training facilities in the Seattle, Washington area and the opening of a new training center in the Portland, Oregon area. In addition, the Company began offering classes to the public in 1995 and held 194 public classes in that year.

  The Company's software revenue was $205,000 in 1995, compared with $369,000 in 1994. In 1994, the Company's software revenue included a one-time payment of $125,000 made by OpenVision Technology to acquire rights to resell ARIS DFRAG. The remaining decrease was the result of declining sales of ARIS DFRAG
3.0 prior to the release of ARIS DFRAG 4.0 in January 1996.

  Cost of consulting and training was $7.2 million in 1995, representing a 97.3% increase from $3.6 million in 1994, but declined as a percentage of combined consulting and training revenue from 54.4% in 1994 to 49.3% in 1995. The decrease in cost of consulting and training as a percentage of combined consulting and training revenue is primarily attributable to increased utilization of consultants and project managers, an increase in the average billing rate and the addition of $4.3 million in training revenue that had slightly lower costs.

  Cost of software was $42,000 in 1995 as compared with $47,000 in 1994. This decrease is attributable to the decline in sales of ARIS DFRAG 3.0 in 1995 prior to the release of ARIS DFRAG 4.0 in January 1996.

  SG&A expense was $4.6 million in 1995, representing a 119.2% increase from $2.1 million in 1994. SG&A expense increased as a percentage of total revenue from 29.5% in 1994 to 30.9% in 1995. The increase is primarily due to generally higher expenses required to expand ARIS' training activities, including increased facility and equipment expenses, an increase in marketing expenses, and an increase in the number of sales, management and administrative personnel. Full-time sales, management and administrative personnel increased from 14 at the end 1994 to 46 at the end of 1995. In addition, the Company incurred approximately $125,000 in non-recurring charges related to the acquisition and subsequent integration of Clarity in 1995.

  In 1995, the Company had other income of $115,000 as compared with other income of $11,000 in 1994. The increase in 1995 is attributable primarily to interest income, investment income realized on an equity fund investment and income realized from the sale of fixed assets.

  The Company's effective income tax rate was 35.1% in 1995 and 36.6% in 1994. This decrease is primarily the result of a one time tax rebate in Oregon in 1995.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly consolidated statements of operations for each of the nine quarters in the period ended March 31, 1997 and the percentage of the Company's total revenue represented by each item in the respective quarter. In the opinion of management, this information has been presented on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto. The operating results for any quarter should not be considered indicative of results of any future period.

                                                            QUARTER ENDED
                          ----------------------------------------------------------------------------------
                          MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                            1995     1995     1995      1995     1996     1996     1996      1996     1997
                          -------- -------- --------- -------- -------- -------- --------- -------- --------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
 Consulting.............   $2,544   $2,535   $2,221    $2,425   $2,543   $3,497   $4,532    $5,740  $ 6,633
 Training...............      818    1,168    1,372     1,463    1,778    2,601    2,217     2,789    3,243
 Software...............       59       50       42        54      106      176      386       533      533
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
 Total revenue..........    3,421    3,753    3,635     3,942    4,427    6,274    7,135     9,062   10,409
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Cost of sales:
 Consulting and
  training..............    1,626    1,773    1,825     1,952    2,177    3,001    3,681     4,494    4,901
 Software...............        6        3       15        18        4       13       21        55       48
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
 Total cost of sales....    1,632    1,776    1,840     1,970    2,181    3,014    3,702     4,549    4,949
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
 Gross profit...........    1,789    1,977    1,795     1,972    2,246    3,260    3,433     4,513    5,460
Operating expenses:
 Selling, general and
  administrative........      933      971    1,265     1,383    1,445    2,064    2,462     4,235    3,751
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Income from operations..      856    1,006      530       589      801    1,196      971       278    1,709
 Other income (expense),
  net...................        2       25       26        62        2       44       21        48      (42)
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Income before income
 tax....................      858    1,031      556       651      803    1,240      992       326    1,667
 Income tax expense.....      296      356      190       244      297      451      362       237      623
                           ------   ------   ------    ------   ------   ------   ------    ------  -------
Net income..............   $  562   $  675   $  366    $  407   $  506   $  789   $  630    $   89  $ 1,044
                           ======   ======   ======    ======   ======   ======   ======    ======  =======
Net income per share....   $ 0.06   $ 0.08   $ 0.04    $ 0.05   $ 0.06   $ 0.09   $ 0.07    $ 0.01  $  0.12
                           ======   ======   ======    ======   ======   ======   ======    ======  =======

                                                       AS A PERCENTAGE OF REVENUE
                           ----------------------------------------------------------------------------------
                           MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31,
                             1995     1995     1995      1995     1996     1996     1996      1996     1997
                           -------- -------- --------- -------- -------- -------- --------- -------- --------
 Revenue:
  Consulting.............    74.4%    67.5%     61.1%    61.5%    57.4%    55.7%     63.5%    63.3%    63.7 %
  Training...............    23.9     31.1      37.7     37.1     40.2     41.5      31.1     30.8     31.2
  Software...............     1.7      1.4       1.2      1.4      2.4      2.8       5.4      5.9      5.1
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
  Total revenue..........   100.0    100.0     100.0    100.0    100.0    100.0     100.0    100.0    100.0
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
 Cost of sales:
  Consulting and
   training..............    47.5     47.2      50.2     49.5     49.2     47.8      51.6     49.6     47.1
  Software...............     0.2      0.1       0.4      0.5      0.1      0.2       0.3      0.6      0.5
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
  Total cost of sales....    47.7     47.3      50.6     50.0     49.3     48.0      51.9     50.2     47.6
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
  Gross profit...........    52.3     52.7      49.4     50.0     50.7     52.0      48.1     49.8     52.4
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
 Operating expenses:
  Selling, general and
   administrative........    27.3     25.9      34.8     35.1     32.6     32.9      34.5     46.7     36.0
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
 Income from operations..    25.0     26.8      14.6     14.9     18.1     19.1      13.6      3.1     16.4
  Other income (expense),
   net...................     0.1      0.7       0.7      1.6       --      0.7       0.3      0.5     (0.4)
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
 Income before income
  tax....................    25.1     27.5      15.3     16.5     18.1     19.8      13.9      3.6     16.0
  Income tax expense.....     8.7      9.5       5.2      6.2      6.7      7.2       5.1      2.6      6.0
                            -----    -----     -----    -----    -----    -----     -----    -----    -----
 Net income..............    16.4%    18.0%     10.1%    10.3%    11.4%    12.6%      8.8%     1.0%    10.0 %
                            =====    =====     =====    =====    =====    =====     =====    =====    =====
--------
 Cost of sales:
 Consulting and
  training(1)............    48.3%    47.9%     50.8%    50.2%    50.4%    49.2%     54.5%    52.7%    49.6 %
 Software(2).............    10.2%     6.0%     35.7%    33.3      3.8%     7.4%      5.4%    10.3%     9.0 %

--------
(1) Expressed as a percentage of combined consulting and training revenue.
(2) Expressed as a percentage of software revenue.

     The Company's operations and related revenue and operating results historically have varied from quarter to quarter, and the Company expects these variations to continue. Factors causing such fluctuations have included and may include: the number, size and scope of consulting projects, the contractual terms and degree of completion of such projects, project delays, variations in utilization rates and average billing rates for consultants and project managers due to vacations, holidays and the integration of newly hired consultants, the inability of the Company to conduct as many four- and five-day courses due to national holidays and vacation schedules, particularly in the fourth quarter of each year, frequency of training classes and demand for training following new software product releases, variations in fill rates in training classes, integration of acquired entities and general economic conditions.

     During 1995, consulting revenue decreased slightly in each of the second and third quarters primarily due to reorganization of the consulting business from a highly-centralized model to a decentralized regional model, the loss of several consultants to competitors and clients and decreased levels of employee utilization due to the integration of newly hired consultants and seasonality. In the second half of 1995, the Company assigned a manager to each region to focus on employee satisfaction and retention and hired a dedicated recruiting staff. During 1996 and the first quarter of 1997 consulting revenue increased sequentially each quarter.

     Except for the third quarter of 1996, training revenue generally increased in each of the nine quarters presented, although growth in training revenue was generally slower in the third and fourth quarters of each year due to seasonality. For the third quarter of 1996, training revenue decreased by 14.8% due to the centralized scheduling of classes, which resulted in an inaccurate assessment of regional demand for specific course titles, and the integration of SQLSoft and the acquisition of SofTeach, each of which diverted significant management resources. The Company believes it has addressed these issues by decentralizing class scheduling and implementing an acquisition strategy that dedicates specific ARIS personnel, not responsible for other operational tasks, to the integration of an acquired entity.

     Cost of consulting and training has increased in each of the nine quarters presented due to steady hiring of consultants, project managers and instructors to support an increased number of consulting projects and training classes. Unanticipated variations in the number and timing of consulting projects, fill rates for training classes, average utilization rates and average billing rates of consultants have resulted in quarterly fluctuations in gross margins. Cost of consulting and training as a percentage of combined consulting and training revenue is generally higher in the third and fourth quarter of each year due to the seasonality of the Company's business. During the summer months vacation schedules of client personnel affect the demand for training classes. In addition, the Company conducts a six-to-eight week training course for newly hired IT professionals each summer, which, coupled with vacation schedules of consultants, results in lower than average utilization rates for the Company's consultants. In the fourth quarter, training revenue is adversely impacted by the Company's inability to conduct four- and five-day classes during the shortened work weeks in that quarter due to national holidays.

  SG&A expense increased in absolute dollars in each of the nine quarters presented as the Company incurred significant non-recurring expense associated with the opening of three new training facilities, the acquisition of four companies and the hiring of management, sales and marketing and administrative staff to support this growth. During 1996, ARIS' accounting staff increased from three to seven, its sales staff increased from three to nine and its IT staff increased from three to seven. Also during the nine quarters presented, the Company developed and implemented a regional management infrastructure.

  SG&A expense as a percentage of total revenue fluctuated over the nine quarters presented. This quarterly variation in margin is primarily the result of the timing of expenses incurred in opening new training facilities and the acquisition and integration of five companies. In the first quarter of 1995, SG&A expense as a percentage of total revenue was 27.3% primarily due to non-recurring expenses related to the acquisition of Clarity in January 1995. In the third and fourth quarters of 1995, SG&A expense was 34.8% and 35.1%, respectively, as a result of costs associated with the implementation of a regional management infrastructure, the expansion of training facilities in the Seattle, Washington area and in Denver, Colorado and increased marketing expenses. SG&A expense as a percentage of total revenue was relatively constant at 32.6% and 32.9% in each of the first and second quarters of 1996, respectively; increasing to 34.5% in the third quarter of 1996 as a result of the expenses associated with the opening of a new office near London, England, the acquisition of SQLSoft, further expansion of the Company's training facilities and headquarters in the Seattle, Washington and Portland, Oregon areas, the costs associated with the assumption of the operations of Cray, and the establishment of a subsidiary for the development and marketing of ARIS' software products. In the fourth quarter of 1996, SG&A expense as a percentage of total revenue increased to 46.7% as a result of the aggregate impact of the ongoing integration costs related to the SQLSoft acquisition, the assumption of the operations of Cray, the acquisition and subsequent integration costs of SofTeach and Noetix, the opening of a new training center in the Washington D.C. area, the expenses associated with the opening of a new consulting office in Tampa, Florida, and the hiring and training of management and administrative personnel to support the regionalized management infrastructure implemented for training operations during this quarter.

  Due to the foregoing factors, among others, it is possible that in some future quarter the Company's results of operations may vary from the expectations of the securities analysts or investors. In such event, the price of the Company's Common Stock would likely be materially affected. See "Risk Factors--Variability of Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  Through 1995, the Company financed its business activities primarily through cash generated from operations. Net cash provided from operations was 541,000 for the quarter ended March 31, 1997, $706,000 in 1996, $2.2 million in 1995 and $477,000 in 1994. At March 31, 1997, the Company held cash and cash equivalents of $485,000 and investments in marketable securities of $1.4 million.

  In 1996, 1995 and 1994, the Company invested a significant portion of its net income in an equity fund; amounts invested were $462,000, $381,000 and $368,000, respectively. On April 14, 1997, this fund was liquidated and the net proceeds of $1.35 million were used to repay a portion of the $1.9 million outstanding under the Company's revolving credit facility with U.S. Bank. In the future, the Company intends to invest its surplus cash in short-term, interest-bearing, investment-grade securities.

  Accounts receivable increased from $2.7 million at December 31, 1995 to $5.2 million at December 31, 1996 to $8.6 million at March 31, 1997. The average collection cycle for accounts receivable remained relatively constant for each of the periods presented.

  During the period from December 31, 1995 to March 31, 1997, intangible and other assets increased from $81,000 to $3.4 million primarily as a result of the acquisitions completed during the period. Management estimates that approximately $425,000 of amortization expense will be recorded during 1997 related to these intangibles.

  At December 31, 1996, the Company had $1.0 million outstanding on a line of credit with U.S. Bank. In March 1997, the Company replaced this existing line of credit with a new line of credit with U.S. Bank, which provides for borrowings of up to $8.0 million (the "U.S. Bank Facility"). Under the U.S. Bank Facility, which expires on June 1, 1998, the Company may borrow up to $8.0 million on a revolving basis, of which $5.0 million may be converted to a term loan. Borrowings under the U.S. Bank Facility bear interest at a variable rate based on certain financial ratios and range from the London Inter-bank Offered Rate (LIBOR) plus 1.75% to LIBOR plus 3.0%. The effective interest rate for borrowings under the U.S. Bank Facility was 9.375% as of May 26, 1997. The U.S. Bank Facility includes covenants relating to the maintenance of certain financial ratios, such as minimum net worth, and provides that all borrowings are collateralized by the Company's assets. The Company is in compliance with all covenants contained in the U.S. Bank Facility except for one covenant regarding maintenance of the ratio of current assets to current liabilities. U.S. Bank has waived the Company's noncompliance with this ratio until the earlier of the closing of this Offering or July 15, 1997. Additionally, the U.S. Bank Facility prohibits Oxford from incurring indebtedness in excess of $600,000 from any non-U.S. bank. As of March 31, 1997, $1.9 million was outstanding under the revolving portion of the U.S. Bank Facility and $4.0 million was outstanding under the fixed-term portion of the U.S. Bank Facility. The Company is required to repay the term loan from the proceeds of this Offering within ten days of the closing of this Offering. The term loan was incurred primarily to fund the Company's repurchase of 415,000 shares of Common Stock from certain shareholders at $8.50 and $9.75 per share in February and March of 1997. See "Certain Transactions."

  In connection with the acquisition of the assets of SofTeach, the Company issued to SofTeach a promissory note in the principal amount of $500,000 which bears interest at 6%, and is payable in two installments of $250,000 each, plus accrued interest. The Company paid $250,000 on this note on April 2, 1997 and the balance is due on July 1, 1997.

  The Company invested $1.2 million, $911,000 and $220,000 in facilities and equipment, including computer hardware, in 1996, 1995 and 1994, respectively. Additionally, the Company invested $475,000 in facilities and equipment during Q1 1997. During Q1 1997 and fiscal 1996, the Company expended $93,000 and
$1.4 million, respectively, for the acquisition of the training and software businesses it acquired during those periods. The Company estimates capital expenditures during fiscal 1997 of approximately $2.0 million to expand the Company's training centers in the Portland, Oregon and Washington, D.C. areas, to hire up to an additional 70 employees and to purchase computers and equipment to support the Company's anticipated expansion.

  The Company believes that the expected net proceeds from this Offering, combined with cash provided from its operations and borrowings available under the U.S. Bank Facility, will be sufficient to meet the Company's working capital and capital expenditure requirements for the next 18 months or longer.

  The Company does not believe that its international operations currently subject it to material currency fluctuation risks. Revenue from the operations of Oxford are denominated primarily in British pounds. The Company's revenue from its other international operations are denominated in U.S. dollars. The Company does not plan to repatriate earnings from Oxford to the United States nor make significant advances to Oxford. As the Company's international operations expand, and to the extent that its inter-company funding policies change, management intends to continue to evaluate the impact of potential fluctuations in foreign exchange rates on the Company's results of operations and liquidity. Should management determine that foreign exchange rate fluctuations are likely to impact materially the Company's results of operations or liquidity, the Company may enter into forward exchange contracts or engage in other hedging activities in order to mitigate such risks.

  In February 1997, the Financial Accounting Standards Board issued Statement on Financial Accounting Standard No. 128 "Earnings Per Share" (SFAS 128) which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ended subsequent to December 15, 1997. The effect of adoption of SFAS 128 would be as follows:

                                                                       QUARTER
                                           YEAR ENDED DECEMBER 31,      ENDED
                                        ----------------------------- MARCH 31,
                                          1994      1995      1996      1997
                                        --------- --------- --------- ---------
As reported:
 Net income per share.................. $    0.12 $    0.24 $    0.23 $    0.12
                                        ========= ========= ========= =========
 Weighted average number of common and
  common equivalent shares outstanding. 6,675,570 8,487,011 8,581,572 8,512,537
                                        ========= ========= ========= =========
Pro forma:
 Basic net income per share............ $    0.14 $    0.24 $    0.24 $    0.12
                                        ========= ========= ========= =========
 Weighted average number of common
  shares outstanding................... 5,887,335 8,464,767 8,480,334 8,401,066
                                        ========= ========= ========= =========
 Diluted net income per share.......... $    0.12 $    0.24 $    0.23 $    0.12
                                        ========= ========= ========= =========
 Weighted average number of common and
  common equivalent shares outstanding. 6,675,570 8,487,011 8,581,572 8,512,537
                                        ========= ========= ========= =========

  The difference between as reported and pro forma basic earnings per share would have been more significant if stock options granted at prices below the proposed initial public offering price and issued during the twelve-month period immediately preceding this Offering included in accordance with Staff Accounting Bulletin Number 83 had not been included.

                                   BUSINESS

  ARIS provides an integrated IT solution consisting of consulting and training services primarily focused on Oracle and Microsoft technologies. ARIS currently focuses on three core consulting competencies: packaged application implementation, custom application development and systems architecture planning and deployment. The Company currently offers 118 instructor-led course titles for IT professionals conducted at ARIS' training centers and at client facilities. The Company also develops, markets and supports proprietary software products that enhance Oracle database management and Oracle packaged applications. The Company believes that its ability to provide clients with an integrated IT solution, coupled with its focus on leading-edge technologies, provide it with a unique competitive advantage.

INDUSTRY BACKGROUND

  Enterprises face a rapidly changing, highly competitive environment where access to information through the use of information technology can result in improvements in products and services, lower costs and increased client satisfaction. As the pace of technological change accelerates, an enterprise's ability to evaluate, integrate, deploy and leverage IT systems is becoming a critical competitive issue. For example, enterprises are increasingly moving from mainframe systems that run proprietary software to open systems based on client/server architectures and Internet-enabled technologies. International Data Corporation ("IDC") estimates that the 1995 worldwide market for IT consulting was $19.8 billion and is projected to grow to $38.2 billion by the year 2000.

  The complex task of developing and implementing enterprise-wide, mission critical solutions is a costly and time consuming undertaking. For example, enterprise resource planning projects, which generally include planning and integration of manufacturing, distribution and financial systems, require cooperation and coordination of virtually every department within an enterprise. Many enterprises do not have adequate personnel with the requisite technology skills or are reluctant to expand or retool their existing IT departments for particular implementation projects. Confronted with the challenge of designing and implementing more complex IT systems to accomplish their goals, many enterprises are turning to independent IT service providers.

  To maximize the effectiveness of increasingly complex information systems, enterprises must ensure that their IT employees possess the skills to operate, maintain and maximize performance of these systems. Each time an enterprise implements a new technology or updates its existing technology, employee training is required and, in many large enterprises, IT training is virtually continuous. IDC estimates that the 1995 worldwide market for IT education and training was $14.9 billion and is projected to grow to $27.0 billion by 2000. In 1995, the training of IT professionals represented $3.3 billion of the $6.1 billion IT education and training market in the United States. Due to a shortage of in-house instructors experienced in the latest technologies and the high cost of developing and maintaining internal training courses in rapidly evolving technologies, many enterprises are turning to outside firms to train their IT professionals.

THE ARIS SOLUTION

  ARIS provides its clients with an integrated IT solution consisting of consulting and training services that enables them to quickly leverage new technologies to deliver and improve operational processes and performance. The ARIS solution includes the following characteristics:

  COMPLETE IT SOLUTION. ARIS offers its clients an integrated IT solution that addresses the technology requirements and the resource constraints clients face when adopting a new technology. The Company believes that its combination of consulting, training and software products enables its clients to rapidly and effectively implement technologies that improve business processes and the information flow within an organization. Because ARIS develops in-depth knowledge regarding the needs and objectives of its consulting clients, ARIS believes it is strategically positioned to provide custom training solutions for these clients.

  CONSULTING EXPERTISE IN HIGH-DEMAND, LEADING-EDGE TECHNOLOGIES. ARIS fulfills the mission critical technology needs of its clients by designing and implementing solutions using leading-edge technologies from vendors such as Oracle and Microsoft. Expertise in leading-edge technologies allows ARIS to enhance project quality, reduce development time and project costs and effectively develop customized solutions. In addition, ARIS maintains strategic relationships with certain software vendors, providing the Company access to technologies in the early or pre-release cycles of software development. ARIS consultants and project managers use a proprietary methodology, ARIS RAPIDMethod, for packaged application implementation and Oracle's CASE*Method for custom application development relating to Oracle technologies.

  QUALITY COURSE OFFERINGS FOR HIGH-DEMAND, LEADING-EDGE TECHNOLOGIES. ARIS primarily provides public and private instructor-led training to IT professionals on leading-edge technologies including Microsoft Windows NT, SQL Server, Exchange Server, and Visual Basic; Oracle database administration and development tools such as Designer/2000 and Developer/2000; Sun Java and Solaris; Microsoft Internet and Intranet technologies; and general networking technologies. The Company uses vendor-supplied and proprietary courseware and training methodologies. The Company is a Microsoft ATEC and an independent provider of Oracle training. The Company also is a Sun Educational Services U.S. Strategic Partner for Seattle, Washington and Portland, Oregon.

STRATEGY

  The Company's objective is to be a leading provider of integrated IT solutions by pursuing the following strategies:

  LEVERAGE SYNERGIES BETWEEN CONSULTING AND TRAINING. By offering a combination of consulting and training services, the Company is able to: (i) capitalize on cross-selling opportunities between training and consulting;
(ii) increase client referrals; (iii) enhance its name recognition; and (iv) provide a complete solution to its clients. The Company encourages its instructors to participate in consulting projects, enabling instructors to improve their technical knowledge with practical software implementation experience. In addition, the Company offers ongoing training in the latest technologies to its consultants and project managers.

  FOCUS ON LEADING-EDGE TECHNOLOGIES. The Company intends to maintain its alignment with leading-edge technology vendors such as Oracle and Microsoft. By focusing on leading-edge technologies, the Company is able to offer specialized and value-added services to its clients. ARIS may shift or expand its vendor focus over time in order to maintain alignment with leading-edge, emerging technologies.

  ATTRACT AND RETAIN HIGHLY SKILLED IT PROFESSIONALS. The Company's success depends on its ability to attract, train, motivate and retain highly skilled IT professionals. The Company believes it offers its employees: (i) multiple professional opportunities and challenges to work in one or more of the Company's consulting, training and software divisions; (ii) the ability to work with leading-edge technologies; (iii) attractive compensation plans that align employees' interests and goals with those of the Company; (iv) a stimulating, flexible, entrepreneurial work environment; and (v) the opportunity to receive continuous, ongoing technical training. These factors have resulted in a turnover rate which management believes is below the industry average.

  MAINTAIN HIGH LEVELS OF CLIENT SATISFACTION. The Company believes that satisfying client expectations is critical to expanding relationships with existing clients and receiving positive references for future sales. The Company requests that its clients complete evaluations of its training classes and consulting projects and a percentage of total cash compensation for consultants and project managers and instructors is directly linked to client satisfaction.

  EXPAND GEOGRAPHIC PRESENCE. The Company intends to expand its operations by opening or acquiring additional consulting offices and training centers in strategic geographic locations, including opening training centers in markets where it currently has consulting offices. ARIS also intends to expand internationally to better service its multinational clients and to gain access to new markets.

  PURSUE STRATEGIC ACQUISITIONS. Since January 1995, ARIS has pursued an aggressive acquisition strategy acquiring five complementary businesses. The Company plans to continue to pursue additional strategic acquisitions in order to: (i) acquire expertise in new technologies; (ii) expand its client base;
(iii) gain access to qualified IT professionals; and (iv) enter new geographic markets.

ARIS CONSULTING AND SOFTWARE PRODUCTS

  ARIS provides mission critical IT consulting services primarily to clients that require assistance planning, designing, developing, testing and deploying Oracle and Microsoft technologies. ARIS' vendor specific focus has enabled it to develop greater depth of expertise and proprietary methodologies. ARIS currently focuses on three core consulting competencies: packaged application implementation, custom application development and systems architecture planning and deployment. As of March 31, 1997, ARIS employed 142 consultants and project managers in eight offices. The Company's consulting clients are generally medium to large businesses and governmental agencies. See Note 13 of Notes to Consolidated Financial Statements for certain financial information relating to the Company's consulting business.

  PACKAGED APPLICATION IMPLEMENTATION. ARIS consulting focuses on the high growth packaged enterprise resource planning market, particularly the implementation of Oracle database management and Oracle packaged applications ("Oracle Applications"). ARIS' consultants and project managers use a proprietary methodology, ARIS RAPIDMethod, to implement Oracle Applications consistently and reliably. As of March 31, 1997, ARIS was engaged in 36 of these projects, which typically require five to 15 consultants, and generally extend for a period of six months to two years. The following is a case study:

    In 1994, Tektronix, Inc., a leading manufacturer of electronic hardware, engaged ARIS to regionalize and standardize the financial and distribution operations of Tektronix' diverse independent business divisions around the world, which had been using nearly 500 separate computer information systems. The Company's relationship with Tektronix began with an engagement to implement Oracle General Ledger, Accounts Payable, and Project Accounting applications at Tektronix' corporate headquarters. At the same time, Tektronix was in the process of replacing its legacy order management/accounts receivable applications. Because of ARIS' demonstrated abilities and knowledge of Oracle Financials, Tektronix engaged ARIS to assist with the Order Management project. ARIS has been involved in the implementation of General Ledger, Financial Reporting, Purchasing, Accounts Payable, Project Accounting, Fixed

  Assets, Order Entry, Inventory and Accounts Receivable. ARIS consultants and project managers are currently working with Tektronix on the implementation of world-wide Oracle Applications including Accounts Receivable, Order Entry and Inventory at Tektronix locations in 30 countries.

  CUSTOM APPLICATION DEVELOPMENT. ARIS consulting provides custom application development services, particularly client/server and Internet/intranet projects involving Oracle and Microsoft technologies. For database development, ARIS consultants and project managers use Oracle's CASE*Method information engineering methodology, often in conjunction with Oracle's CASE tool, Designer/2000. In addition, ARIS has developed a library of proprietary reusable software that allows its consultants and project managers to accelerate custom application development. As of March 31, 1997, ARIS was engaged in 39 of these projects, which typically require three to 10 consultants, and generally extend for a period of four months to one year. The following is a case study:

    As part of its efforts to enforce federal excise tax provisions relating to the sale of diesel fuel, the U.S. Internal Revenue Service ("IRS") engaged ARIS in a $3.0 million contract to develop a customized software system that would permit IRS field agents wireless remote access to Oracle databases. ARIS designed and implemented a system that allows IRS agents to review the compliance and enforcement histories of diesel fuel users using a laptop or handheld computer. This system has largely eliminated the need for IRS agents to carry certain files into the field and to send reports and correspondence to IRS facilities through the mail. Following the successful completion of this project, the IRS engaged ARIS to perform additional consulting work and to provide training services to IRS information specialists.

  SYSTEMS ARCHITECTURE PLANNING AND DEPLOYMENT. ARIS consulting provides systems architecture planning and deployment for IT architectures including Microsoft BackOffice, Oracle databases, UNIX and general networking architectures. System architecture engagements involve a range of services including capacity planning, implementation design and planning, readiness assessment, performance tuning and monitoring, configuration and installation, infrastructure management, process evaluation and complete database administration outsourcing. As of March 31, 1997, ARIS was engaged in 19 of these projects, which typically require one to five consultants, and generally extend for a period of one to six months. The following is a case study:

    The Washington State Department of Social and Health Services ("DSHS") retained ARIS to design an Internet protocol ("IP") addressing scheme and Microsoft Windows NT domain strategy that would be appropriate for a distributed environment with limited administrative support for DSHS' 32 locations and over 3,000 computers throughout Washington. The IP addressing plan had to co-exist with a number of IP based machines already on the network that were not part of the DSHS upgrade. ARIS consultants faced significant constraints with regard to the number of network addresses available and the number of sub-networks already deployed at the various sites. ARIS consultants successfully designed and deployed a distributed architecture throughout DSHS on a timely basis.

  The Company assigns consultants to projects based on specific requirements. Consultant utilization, billing rates and headcount are reviewed regularly by project managers and regional managers, and is reviewed monthly by senior management, to ensure maximum efficiency. Project staffing varies depending on the number of project engagements and the size, duration and location of each engagement. As projects are completed or as new consultants are hired, there may be periods when certain consultants and project managers are not assigned to active client projects. During these periods of non-assignment, consultants and project managers receive training on new technologies, develop methodologies and tools and assist in developing the Company's internal data systems.

  ARIS SOFTWARE PRODUCTS. The Company currently has two software products, ARIS DFRAG and NoetixViews. In 1993, the Company developed ARIS DFRAG, a tool used by database administrators to identify and reorganize "fragmented" data in Oracle databases, thereby improving performance. In January 1996, the Company released ARIS DFRAG 4.0, which includes a graphical user interface based upon Microsoft Windows which can be used to browse and manage database objects within an Oracle database. ARIS consulting uses ARIS DFRAG in many of its consulting projects. As of March 31, 1997, ARIS had sold 395 ARIS DFRAG licenses to 87 clients in 13 countries.

  The Company acquired Noetix in October 1996. NoetixViews allows end users to view data from Oracle Applications, including General Ledger, Accounts Payable, Accounts Receivable, Inventory, Purchase Order, Order Entry, Fixed Assets, Bill of Material, Work in-Process, Project Costing and Project Billing. The Company also has developed an interface to NoetixViews that is available for Oracle's new version of its Discoverer/2000, an end user decision support product suite. As of March 31, 1997, ARIS had sold 550 NoetixViews module licenses to 110 clients in five countries.

  Management believes ARIS' software products enhance its consulting services. Through its consulting and training services, ARIS expects to continue to identify development opportunities for new software products. See Note 13 of Notes to Consolidated Financial Statements for certain financial information relating to the Company's software business.

ARIS TRAINING

  ARIS is a leading provider of training to IT professionals in Microsoft BackOffice, Oracle Applications, Sun Solaris and Java, Internet, and networking technologies. ARIS provides instructor-led training through regularly scheduled open enrollment classes, private classes (using both standard and customized content), and on-line training. ARIS also provides other training related services such as IT skills assessment, "train the trainer" programs, curriculum development and training consulting. The Company offers public open enrollment classes in nine training centers located in the metropolitan areas of Seattle, Washington, Portland, Oregon, Washington, D.C., and Denver, Colorado, as well as London, Birmingham and Oxford in the United Kingdom. The Company also delivers private training both at its training centers and at client facilities worldwide. See Note 13 of Notes to Consolidated Financial Statements for certain financial information relating to the Company's training business.

  As of March 31, 1997, the Company employed 72 instructors, of whom 60 were certified by Microsoft, Sun or both. Each of the Company's instructors has, on average, more than 10 years of professional IT experience. During 1996, ARIS offered 95 course titles and its instructors conducted 989 classes. At March 31, 1997, the Company had 44 classrooms with a capacity of 479 students. The average duration of a class during 1996 was 3.8 days. The Company seeks to achieve a high fill rate for each of its public classes without exceeding a maximum class size in order to preserve a high level of individual student attention. The Company devotes considerable resources to maintaining the skills of its instructors who are required to maintain the certifications necessary to teach new course titles as a part of ARIS' Microsoft and Sun authorized training designations.

  ARIS is a Microsoft ATEC and an independent provider of Oracle training. The Company is a Sun Educational Services U.S. Strategic Partner for Seattle, Washington and Portland, Oregon. Oxford also is a Microsoft ATEC and has received ISO 9001 certification.

  ARIS uses both vendor-designed and proprietary courseware and training methodologies. The Company continually evaluates market demand for training in its core technologies and updates current course titles or develops new course titles to satisfy the changing needs of the market. To ensure that its course titles and instructors meet the needs of the market and maintain the Company's quality standards, each class participant is asked to complete an evaluation of the course materials and of the instructor at the end of their training. These evaluations are used by the Company to modify course offerings and training techniques in order to improve instructor performance.

  The following are ARIS' 118 current course titles:

                               ORACLE TECHNOLOGY
--------------------------------------------------------------------------------
 ORACLE GENERAL                          ORACLE DBA


 Oracle Queries Using the SQL            Oracle7 Database Architecture and
 Language                                Administration


 Oracle7 Foundation                      Oracle7 Advanced Database
                                         Administration Workshop


 Developing Oracle7 Stored Procedures    ORACLE DEVELOPER/DESIGNER TOOLS
 Using PL/SQL


 Oracle7 Application Tuning              Developer/2000 Forms 4.5


 Advanced PL/SQL Workshop                Developer/2000 Reports 2.5


 Oracle7 Precompiler Interface           Developing Visual Basic Applications
                                         Using Oracle7

                                         Oracle Designer/2000 Workshop

--------------------------------------------------------------------------------
                              MICROSOFT TECHNOLOGY
--------------------------------------------------------------------------------
 ACCESS                                  EXCHANGE SERVER


 Introduction to Microsoft Access 7.0    Installing and Configuring Microsoft
                                          Exchange Server 4.0


 Intermediate Microsoft Access 7.0       Installing and Configuring Microsoft
                                          Exchange Server 5.0

 Advanced Microsoft Access 7.0


 Creating Applications with Access       Core Technologies of Microsoft
 2.0/7.0                                  Exchange Server 4.5


 Programming with Microsoft Access       Microsoft Exchange Server Multisite
 for Windows 95                           and Internet Environments


 Microsoft Access 7: Introduction        Microsoft Exchange Server Support


 Microsoft Access 7: Advanced            Implementing MS Mail 3.5


 C++                                     Mastering Microsoft Exchange
                                         Development


 Programming in Microsoft Visual C++     FOXPRO
  for C Programmers


 Programming in Visual C++               Programming in Microsoft Visual
                                          FoxPro 3.0 for Windows


 EXCEL


 Application Development with Excel
 5.0

                              MICROSOFT TECHNOLOGY
--------------------------------------------------------------------------------

 GENERAL SYSTEM SUPPORT

 Migrating to Windows 95 Using
  Systems Management Server 1.1

 Supporting Microsoft Systems
 Management Server 1.2

 Planning a Microsoft Systems
  Management Server Site 1.2

 Internetworking Microsoft TCP/IP on
  Microsoft Windows NT 3.5

 Internetworking Microsoft TCP/IP on
  Microsoft Windows NT 4.0

 Supporting SNA Server 3.0

 OFFICE

 Mastering Microsoft Office 97
 Development

 Installing and Supporting Microsoft
 Office 97

 PROJECT

 Introduction to Project 4.1

 Intermediate/Advanced Project 4.1

 SQL SERVER

 Fast Track 1: Microsoft SQL Server
 Fundamentals

 System Administration for Microsoft
 SQL Server 6.5

 Implementing a Database Design on
  Microsoft SQL Server 6.5

 Performance Tuning and Optimization
  of Microsoft SQL Server 6.5

 Microsoft SQL Server Training

 New Features of SQL Server 6.5

 VISUAL BASIC

 Fundamentals of Microsoft Visual
 Basic 4.0

 Programming with Microsoft Visual
 Basic 4.0

 Mastering Microsoft Visual Basic 4.0

 Mastering Microsoft Visual Basic
 Version 5.0

 Mastering Microsoft Visual Basic 5.0
 Fundamentals

 VBA Fundamentals

 WINDOWS PROGRAMMING

 Microsoft Windows Operating Systems
  and Services Architecture

 Fundamentals of Programming
  Microsoft Foundation Class Library
  Applications

 Intermediate Windows-Based
  Programming Using MFC Libraries

 Mastering MFC Development

 Programming with Windows NT using C

 Windows & Windows 95 Support


SUPPORTING MICROSOFT WINDOWS 95

Installing and Configuring Microsoft
Windows 95

Microsoft Windows 95 Training

Supporting Windows for Workgroups

Accelerated Training for Windows 3.1
 & Windows for Workgroups 3.11

Supporting Windows 3.1 and DOS 6.2

WINDOWS NT 3.51

Supporting Microsoft Windows NT
Server 3.51

Accelerated Training for Microsoft
Windows NT 3.51

Supporting Microsoft Windows NT 3.51

Microsoft Windows NT Training

WINDOWS NT 4.0

Supporting Microsoft Windows NT
 4.0--Core Technologies

Accelerated Training for Microsoft
Windows NT 4.0

Administering Microsoft Windows NT
4.0

Installing and Configuring Microsoft
 Windows NT Server 4.0

Supporting Microsoft Windows NT
 4.0--Enterprise Technologies

Enterprise Series: Implementing
 Directory Services Using MS Windows
 NT Server 4.0

Enterprise Series: Microsoft Windows
 NT Server 4.0 Server Analysis and
 Optimization

Enterprise Series: Microsoft Windows
 NT Server 4.0 Network Analysis and
 Optimization

Enterprise Series: Troubleshooting
 Microsoft Windows NT Server 4.0 in
 the Enterprise

Microsoft Windows NT 4.0 Network
 Administration Training

Microsoft Windows NT 4.0 Technical
Support Training

Installing and Configuring Microsoft
 Windows NT Workstation 4.0

Microsoft Windows NT 4.0 Overview

Windows NT 4.0 Upgrade

--------------------------------------------------------------------------------
                                 SUN TECHNOLOGY
--------------------------------------------------------------------------------

 Solaris 2.X System Administration       Solaris 2.X NIS+ Administration
 Essentials                              with Workshop


 Introduction to Solaris 2.X System      Programming for Beginners with Java
 Administration


 Solaris 1.X to Solaris 2.X System       Introduction to Java Programming
 Administration


Solaris 2.X System Administration        Introduction to Java Programming
                                         (Win95 Version)


 Managing Your Network Using SunNet      Java Application Programming
 Manager


 Solaris 2.X Network Administration      Advanced Java Programming Workshop


 Solaris 2.X NIS+ Administration
 with Workshop
--------------------------------------------------------------------------------
                          INTERNET/INTRANET TECHNOLOGY
--------------------------------------------------------------------------------

 Mastering Internet Development with     Supporting Microsoft Proxy Server
  ActiveX Technologies


 Internet Development with ActiveX       Mastering Enterprise Web Site
  and Visual Basic Script                Development


                                         Microsoft Web Site Essentials



 Introduction to Oracle PowerBrowser     Mastering Microsoft Visual J++



 Web Authoring and Design with           Implementing Normandy Server
  Microsoft Internet Explorer

                                         Implementing Microsoft Merchant
                                          Server

Microsoft Internet Information
 Server 2.0 Training

                                         Installing Microsoft Internet
                                         Information Server

 Implementing Internet Services in a
 Microsoft Network

                                         Supporting Microsoft Internet
                                         Information Server 2.0

 Creating and Configuring a Web
  Server Using Microsoft Tools

                                         FrontPage Introduction


 Administering and Supporting
  Microsoft FrontPage 97

--------------------------------------------------------------------------------
                               GENERAL TECHNOLOGY
--------------------------------------------------------------------------------

 Networking Essentials                   New Technology Seminar for Managers


 Introduction to C Programming           Relational Technology--Executive
                                         Director Overview


 Introduction to UNIX                    Understanding Object Technology



 UNIX Korn Shell Programming             Relational Database Design Concepts

--------------------------------------------------------------------------------

  The following is a case study:

    ARIS is a leading provider of Microsoft training through the ATEC channel. In addition, Microsoft frequently engages ARIS for development and delivery of training programs for Microsoft personnel, Microsoft Partners, and the Solution Provider channel. ARIS has participated in pre-release training for Microsoft on Windows 95, Systems Management Server, SNA Server, Exchange Server, Internet Information Server, Merchant Server, Microsoft Commercial Internet Server, Visual Basic and, most recently, Microsoft NT Server Cluster Technologies. ARIS believes it has facilitated the early adoption of Microsoft technologies by delivering training in Microsoft technologies in North America, Europe, Asia, Latin America, Africa and Australia.

RELATIONSHIPS WITH KEY VENDORS

  The Company has developed strategic relationships with key vendors of software, particularly Oracle, Microsoft and Sun. The Company participates in a number of software application implementation programs established under the Oracle Alliance Program, including membership as an authorized Oracle Reseller and as a Complementary Software Provider (CSP). The Company also participates in two of Oracle's Alliance Technology Initiatives, the Oracle Cooperative Applications Initiative (CAI) and the Oracle System Management Tools Initiative (SMTI). The Company has received a number of endorsements and certifications from these vendors, including designation as a Microsoft Solution Provider Partner, a Microsoft ATEC and a Sun Educational Services U.S. Strategic Partner. These strategic relationships allow the Company to gain access to beta versions of software and the software vendor's marketing channels as well as to receive discounts on software. The Company regularly participates with Microsoft in the development of courseware for new products and trains Microsoft's employees during the early stages of a new product roll out.

  Certain of these software vendors also compete with the Company in providing IT consulting and training services. Disputes between the Company and these software vendors could result in the loss of vendor certifications, a reduction in the number of client referrals or vendor actions which might adversely affect the Company's ability to compete successfully with its competitors. See "Risk Factors--Dependence on Key Vendors of Software" and "-- Competition."

SALES AND MARKETING

  The Company sells its consulting and training services directly through its regional sales forces. As of March 31, 1997, the Company had eight account executives selling consulting services and five account executives and 11 telemarketing representatives selling training services. Software products are sold by three internal telemarketing representatives and through referrals from the Company's consulting operations. Other important client sources include industry trade shows and referrals from, and joint marketing events with, Oracle, Microsoft and other IT vendors. ARIS sales personnel are compensated through a combination of a base salary and commissions. Commissions are paid when services are performed or products are shipped rather than when a contract is signed.

  The ARIS marketing plan includes direct mail solicitations, advertising in IT trade journals, trade show participation and seminars. The Company's course catalogue and Internet web site are integral parts of its marketing effort.

CLIENTS

  The Company performs professional services for clients across a broad range of industries and governmental entities. Set forth below is a representative list of clients which generated at least $100,000 in revenue for the Company or Oxford in 1996 and the services and products provided to them:

                  NAME OF CLIENT                   CONSULTING TRAINING SOFTWARE
                  --------------                   ---------- -------- --------
Alaska Department of Transportation and Public
 Facilities.......................................    [X]
British Broadcasting Company (UK).................              [X]
City of Seattle...................................    [X]       [X]      [X]
Channel Four Television Corporation (UK)..........              [X]
Eagle Insurance Group.............................    [X]       [X]
ESCO Corporation..................................    [X]       [X]      [X]
Government Technology Service, Inc................    [X]
Hewlett Packard Company...........................              [X]
Home Buyers Warranty..............................    [X]       [X]
King County Department of Metropolitan Services...    [X]       [X]      [X]
Lockheed Martin Corporation.......................    [X]       [X]
Micron Electronics, Inc. .........................              [X]
Microsoft Corporation.............................    [X]       [X]
National Westminster Group (UK)...................              [X]
Nike, Inc.........................................              [X]      [X]
Oregon Health Sciences University.................    [X]       [X]
Quantum Corporation...............................    [X]                [X]
Quebecor, Inc.....................................    [X]       [X]
SCITEX America Corp. .............................    [X]                [X]
Starbucks Coffee Company..........................    [X]
Sun Microsystems, Inc. ...........................              [X]
Tektronix, Inc....................................    [X]       [X]      [X]
The Boeing Company................................    [X]       [X]      [X]
The Gates Rubber Company..........................    [X]       [X]
TIG Holdings......................................    [X]
Tosco Northwest Company...........................    [X]       [X]      [X]
U.S. Coast Guard..................................              [X]
U.S. General Services Administration..............    [X]
U.S. Internal Revenue Service.....................    [X]       [X]
Washington State Department of Transportation.....    [X]
Washington State Department of Natural Resources..    [X]       [X]
Weyerhaeuser Company..............................    [X]       [X]      [X]

  The Company has derived, and believes that it may continue to derive, a significant portion of its revenue from a limited number of large clients. One client, Tektronix, accounted for 9.1%, 21.8% and 20.0% of the Company's total revenue in 1996, 1995 and 1994, respectively. There can be no assurance that the volume of work performed for specific clients will be sustained from year to year, or that a major client in one year will engage the Company in a subsequent year. See "Risk Factors--Customer Concentration."

COMPETITION

  The IT consulting industry and the IT training industry are generally regarded as separate industries, each of which is rapidly growing and highly competitive. Within each industry there are a large number of competitors, many of which have significantly greater financial, technical, marketing and human resources and greater name recognition than the Company. The

Company believes that its ability to provide clients with an integrated IT solution, coupled with its focus on leading-edge technologies, provide it with a unique competitive advantage. ARIS differentiates itself from its consulting and training competitors by striving to be first to market with new technologies, by leveraging the synergies between consulting and training, by delivering consulting and training in high-demand, leading-edge technologies, by the breadth and depth of its curriculum, convenience of its course scheduling, its ability to deliver consulting and training services in numerous geographic locations, and the quality, skill and reputation of its instructors, consultants and project managers. Nevertheless, the Company competes with companies in both the consulting and training industries.

  ARIS' principal competitors in the delivery of consulting services are the consulting divisions of the large international accounting firms, the consulting divisions of software vendors such as Oracle, and numerous international, national and regional IT consulting firms.

  The Company faces competition in the delivery of IT training services from the in-house IT departments of its prospective clients, companies such as International Business Machines and Hewlett-Packard, software vendors, other Microsoft ATECs, and independent international, national and regional training companies.

  The Company focuses its software product development on solving problems that few other software companies have addressed. The Company's software product, ARIS DFRAG, competes with the system management tools distributed by BMC Software, Platinum Technology and Compuware. Although the Company believes few commercially available products currently compete directly with NoetixViews, there can be no assurance that new competitive products will not be developed by Oracle, third party software vendors or by in-house IT departments of the Company's current or potential clients. Management believes that its primary competition in software development will come from custom in-house development. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

  The Company uses certain proprietary consulting and training methodologies, courseware, software applications and products, trademarks and service marks, and other proprietary and intellectual property rights. The Company relies upon a combination of copyright, trademark and trade secret laws, as well as nondisclosure and other contractual arrangements, to protect its proprietary rights. The Company uses client licensing agreements and employee and third-party nondisclosure and confidentiality agreements to limit access to and distribution of its proprietary information.

  The Company develops custom software applications and methodologies, and training courses and methodologies for third party software products. The training courses, methodologies and courseware are owned by the Company through agreements with employees and subcontractors, but ownership of software applications developed for clients is often assigned to the client, with the Company retaining limited use licenses. The Company also develops software application tools in the course of its consulting projects. The Company generally seeks to retain significant ownership or marketing rights for adaptation and reuse in subsequent projects. See "Risk Factors-- Intellectual Property Rights."

PERSONNEL AND HUMAN RESOURCES

  As of May 26, 1997, the Company had 388 full-time employees, 290 of whom were in the United States and 98 of whom were in the United Kingdom. Of this total, 119 employees were involved in the sales, delivery and support of training services, 184 employees were involved in the sales, delivery and support of consulting services, 17 employees were involved in the sales, marketing, development and support of software products, and 68 were involved in corporate level management and administration. In addition, the Company retains the services of subcontractors for certain consulting projects and to conduct certain training services.

  The Company places significant emphasis on the recruitment, training and professional development of its employees, and offers a competitive compensation package. These factors have resulted in attrition rates which management believes are below the industry average.

  The Company devotes considerable resources to its recruiting efforts. The Company identifies prospective employees through referrals from existing employees and clients, on-campus recruiting at colleges and universities, and by advertising at trade shows and over the Internet. The Company currently has three full-time recruiters.

  The Company's consultants and project managers benefit from their ability to receive ongoing training in the latest technological advances and developments at the Company's training centers. The ability of the Company to train its consultants and project managers internally provides the Company with a competitive advantage over its competitors, many of whom must contract with third-party instructors to keep their IT professionals current in the latest technologies. In addition, the Company has a six-to-eight week training program for its newly hired IT professionals which includes training in the technologies comprising the Company's core competencies and training in the Company's proprietary methodologies.

  The Company's compensation package consists of a combination of salary, stock options and benefits plans. In addition, the Company awards performance-based bonuses to certain employees, including nearly all of its consultants, project managers and instructors. The Company believes that by linking employee compensation to the success of the Company, employees are encouraged to focus on client satisfaction and to seek continuous professional development.

  The Company's success will depend in part on the continued services of its key employees. As a result, the Company has entered into employment agreements containing non-competition, non-disclosure and non-solicitation covenants with all of its management, consultants, project managers and instructors, except Mr. Paul Y. Song.

FACILITIES

  The Company's headquarters is located at 6720 Fort Dent Way, Suite 250, Seattle, Washington. The Company leases approximately 9,000 square feet in two buildings in this business complex. The Company and its subsidiaries also lease facilities in various locations listed in the table below (as of May 26, 1997).

                               APPROXIMATE
                                 SQUARE      NO. OF
 LOCATION                        FOOTAGE   CLASSROOMS         FUNCTION
 --------                      ----------- ----------         --------
 Seattle, WA.................     9,000        --     Corporate headquarters,
                                                      consulting headquarters
 Bellevue, WA................    15,000         6     Training headquarters
  (Seattle area)
 Bellevue, WA................     8,000         5     ARIS Software, Inc.
  (Seattle area)                                      headquarters, training
 Beaverton, OR...............     7,000         4     Consulting, training,
  (Portland area)                                     software
 Denver, CO..................     3,000         2     Consulting, training
 Denver, CO..................     7,000         5     Training
 Dallas, TX..................     7,000        --     Consulting
 Fairfax, VA.................    10,500         5     Training, consulting
  (Washington, D.C. area)
 Tampa, FL...................     2,000        --     Consulting
 London, U.K.................     6,500         9     Training
 London, U.K.................     1,250         3     Training (not currently
                                                      in use)
 Oxford, U.K.................     5,000        --     Oxford headquarters
 Birmingham, U.K.............     2,500         4     Training
 Oxford, U.K.................     4,000         4     Training

LEGAL PROCEEDINGS

  The Company is from time to time involved in legal proceedings that arise out of the normal course of business. As of May 26, 1997, the Company was not involved in any material legal proceedings.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The directors, executive officers and key employees of the Company and their ages as of March 31, 1997, are as follows:

 NAME                               AGE                POSITION
 ----                               ---                --------
 Paul Y. Song.....................   34   President, Chief Executive Officer and
                                           Chairman of the Board
 Kendall W. Kunz..................   33   Senior Vice President of Western
                                           Operations and Director
 John Y. Song.....................   35   Vice President of Eastern Operations
 Thomas W. Averill................   52   Vice President of Finance and Chief
                                           Financial Officer
 Jeffrey W. Gilles................   46   Vice President of Training Business
                                           Development
 John J. Griffin..................   39   Vice President of Sales and Marketing
 David W. Melin...................   41   President of ARIS Software, Inc. and
                                           Noetix Corporation
 Hugh Simpson-Wells...............   40   Managing Director of Oxford Computer
                                           Group Limited
 Norbert W. Sugayan, Jr...........   36   General Counsel and Secretary
 Tina J. Song.....................   33   Director of Human Resources and
                                           Information Technology
 Bruce R. Kennedy(1)(2)...........   58   Director
 Kenneth A. Williams(1)(2)........   42   Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  PAUL Y. SONG, founder of the Company, has been the Company's President, Chief Executive Officer and Chairman since its incorporation in October 1990. Mr. Song also serves as Chairman of the Company's subsidiaries, Oxford, ARIS Software Inc. ("ASI"), and ASI's wholly-owned subsidiary, Noetix. From 1988 to 1990, Mr. Song was employed by Oracle's Consulting division in a number of capacities. Mr. Song received a B.S. degree in Electrical Engineering from the General Motors Institute and an M.S. degree in Computer Science from the Massachusetts Institute of Technology. Paul Y. Song is the husband of Tina J. Song and the brother of John Y. Song.

  KENDALL W. KUNZ was appointed as the Company's Senior Vice President of Western Operations and a Director in March 1997. Mr. Kunz is responsible for the Company's consulting and training operations in the Western United States, including Washington, Oregon, Colorado and Texas. Mr. Kunz served as the Company's Senior Vice President of Education from October 1996 to March 1997. From August 1995 to October 1996, Mr. Kunz was the Company's Vice President of Consulting and from June 1994 to August 1995, Mr. Kunz served as Vice President of Sales and Marketing. From July 1992 until June 1994, Mr. Kunz served as the Company's Director of Sales and Marketing. Between June 1988 and July 1992, Mr. Kunz was employed by Oracle in a number of capacities. Mr. Kunz received a B.S. degree in Management from Purdue University.

  JOHN Y. SONG was appointed as the Company's Vice President of Eastern Operations in March 1997. Mr. Song is responsible for the Company's consulting and training operations in the Eastern United States, including the Washington D.C. area and Florida. Mr. Song served as the Company's Vice President of Business Development from September 1996 to March 1997.

From March 1996 to August 1996, Mr. Song was the Company's Executive Director for the Federal and Public Sector and from February 1991 to February 1996, Mr. Song was Director of Business Development of the Company. Prior to joining the Company, Mr. Song worked in Hong Kong for Hill and Knowlton, a public relations firm, and in Seoul, Republic of Korea for Lee and Associates, a management consulting firm. Mr. Song received a B.A. degree in Journalism from Western Washington University and an M.B.A. degree from the Graduate School of International Studies at Yonsei University (Republic of Korea). John Y. Song is the brother of Paul Y. Song.

  THOMAS W. AVERILL has served as Vice President of Finance and Chief Financial Officer since joining ARIS in July 1996 and is responsible for the Company's financial and administrative operations. Mr. Averill has also served as the Chief Financial Officer and a Director of ASI and Noetix since August 1996 and October 1996, respectively, and a Director of Oxford since March 1997. From November 1994 to July 1996, Mr. Averill was self-employed as a private business and finance consultant. Between November 1992 and November 1995, Mr. Averill also was a Vice President of Finance and a director of Simon Golub and Sons, Inc., a manufacturer and international wholesale distributor of personal time pieces and fine jewelry. From 1990 to 1992, Mr. Averill was an employee of and consultant to Paragon Computer Corp. and was the Vice President of Finance of Paragon Computer Technology Corp., both of which are computer systems integration companies.

  JEFFREY W. GILLES has served as the Company's Vice President of Training Business Development since October 1996. Mr. Gilles is responsible for creating business alliances, developing online training capabilities, and new product research and development. From January 1995 to October 1996, Mr. Gilles was Vice President of Education of the Company, responsible for the Company's training operations. From June 1992 to December 1994, Mr. Gilles was the President of Clarity. From July 1988 to June 1992, Mr. Gilles was Regional Education Manager for Oracle. Mr. Gilles received a B.A. degree in Broadcasting and Film, a B.S. degree in Computer Science and an M.S. degree in Computer Science from the University of Iowa.

  JOHN J. GRIFFIN has served as the Company's Vice President of Sales and Marketing since July 1996. From 1988 to 1996, Mr. Griffin held various sales and account management positions at Oracle and, immediately prior to joining the Company, was Oracle's Global Account Manager for the Boeing Company. Prior to joining Oracle, Mr. Griffin held technical, management and sales positions for a number of companies. Mr. Griffin received a B.A. degree in Organizational Communications from the University of Utah.

  DAVID W. MELIN has served as President and a Director of ASI and Noetix since August 1996 and October 1996, respectively. From 1990 to 1996, Mr. Melin owned and operated Allied Bolt Co., an industrial fastener distribution and manufacturing company. Mr. Melin was Product Manager for MS-DOS and Microsoft LAN Manager at Microsoft from 1984 to 1989. Mr. Melin received a B.A. degree in Mechanical Engineering from the University of Washington and an M.S. degree in Engineering Management from Stanford University.

  HUGH SIMPSON-WELLS is Managing Director and Secretary of Oxford, the U.K. subsidiary of the Company, and is responsible for all operations of Oxford. Mr. Simpson-Wells founded Oxford in 1983. Prior to founding Oxford, Mr. Simpson-Wells was an engineer with the Ford Motor Company in the United Kingdom. Mr. Simpson-Wells received an M.S. degree in Engineering Science from Oxford University.

  NORBERT W. SUGAYAN, JR. has served as the Company's General Counsel since February 1996, its Secretary since April 1997 and as Secretary of ASI and Noetix since November 1996. Prior to joining the Company on a full-time basis, Mr. Sugayan practiced law with private law firms in Seattle, Washington, as of counsel to Lane Powell Spears Lubersky from February 1996 to December 1996, as a principal of Harris, Sugayan & Hull from March 1994 to February 1996 and as an attorney with Bogle & Gates from February 1992 to March 1994. Prior to February 1992, Mr. Sugayan practiced law in Seoul, Republic of Korea and Dallas, Texas. Mr. Sugayan received a B.A. degree in Economics and English from the University of Michigan, a J.D. degree from the University of Notre Dame Law School, and an L.L.M. degree in Corporations Law from New York University.

  TINA J. SONG has served as the Company's Director of Human Resources and Information Technology since January 1995. Ms. Song was a Vice President of the Company from October 1990 until March 1996, and was a Director of the Company from October 1990 until November 1994. From April 1993 to January 1995, Ms. Song was also the Company's Consulting Resource Manager. Ms. Song received a B.S. degree in Electrical Engineering from the General Motors Institute. Ms. Song is the wife of Paul Y. Song.

  BRUCE R. KENNEDY was appointed as a Director of the Company in March 1997. Mr. Kennedy is Chairman Emeritus of Alaska Air Group, Inc., a New York Stock Exchange listed airline holding company. Since 1991, Mr. Kennedy has served as a Director, and as Chairman of the Executive Committee of the Board, of Alaska Air Group, Inc. He served as Chairman, Chief Executive Officer and President of Alaska Air Group, Inc., Chairman, Chief Executive Officer and President of Alaska Airlines, Inc. and as Chairman of Horizon Air Industries, Inc., a regional airline, from 1979 to 1991.

  KENNETH A. WILLIAMS was appointed as a Director of the Company in March 1997. From 1996 to the present, Mr. Williams has been Vice Chairman and a director of CUC International, a consumer services company. He is also a member of the Office of the President of CUC International. Prior to joining CUC International, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Sierra On-Line, Inc., a consumer software company which he co-founded in 1979 and which was acquired by CUC International in 1996.

  The Board of Directors of the Company is divided into three classes. One class is elected at each annual meeting of shareholders, with the members of each class holding office for a three-year term and until successors of such class have been elected and qualified. Messrs. Song and Kennedy serve as Class I directors until the annual meeting of shareholders held in 2000, or until their respective successors have been elected and qualified. Mr. Williams serves as a Class II director until the annual meeting of shareholders held in 1999, or until his successor has been elected and qualified. Mr. Kunz serves as a Class III director until the annual meeting of shareholders held in 1998, or until his successor has been elected and qualified.

BOARD COMMITTEES

  The Board of Directors has created an Audit Committee and a Compensation Committee. The Audit Committee consists of Mr. Kennedy (Chair) and Mr. Williams. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions.

  The Compensation Committee consists of Mr. Williams (Chair) and Mr. Kennedy. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's stock option plans and makes recommendations to the Board of Directors regarding the Company's compensation policies.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors or members of the committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. In addition, each non-employee director is entitled to receive stock options pursuant to the automatic grant provisions of the Company's 1997 Stock Option Plan. See "--Stock Option Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Paul Y. Song was the sole director of the Company during 1996 and made all decisions concerning the compensation of executive officers, including his own.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE. The following table sets forth certain information regarding compensation earned by the Company's Chief Executive Officer and the other executive officers who earned in excess of $100,000 in salary and bonus during fiscal 1996 (the "Named Executive Officers").

                                                       ANNUAL
                                                    COMPENSATION
                                                  ----------------
                                                                    ALL OTHER
NAME AND PRINCIPAL POSITION                        SALARY   BONUS  COMPENSATION
---------------------------                       -------- ------- ------------
Paul Y. Song..................................... $120,000 $90,553    $3,655(1)
 President and Chief Executive Officer
Kendall W. Kunz..................................  108,000  81,644     1,190(1)
 Senior Vice President of Western Operations
Jeffrey W. Gilles................................  102,000  74,830        --
 Vice President of Training Business Development
John Y. Song.....................................   76,000  53,680     3,046(1)
 Vice President of Eastern Operations

--------
(1) Represents amount paid by the Company for automobile expenses.

STOCK OPTION PLANS

  1997 STOCK OPTION PLAN. On March 13, 1997, the Board of Directors adopted the 1997 Stock Option Plan, which received shareholder approval at the Company's annual meeting of shareholders held on April 25, 1997. As of May 26, 1997, options to purchase 98,934 shares were outstanding under the 1997 Stock Option Plan, with a weighted average price of $9.40 per share, none of which had been exercised. The aggregate number of shares reserved for issuance under the 1997 Stock Option Plan is two million shares, less the 1,134,357 shares that have been granted and not subsequently become available for future grant under the Company's 1995 Stock Option Plan, and subject to certain other adjustments. The 1997 Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Plan Administrator") and provides for the grant of options to purchase shares of the Company's Common Stock to employees, officers and directors of, and consultants to, the Company. Options granted may be either incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, or non-statutory stock options ("NSOs"). The recipients of grants, the number of options granted, and other terms and conditions of options granted under the 1997 Stock Option Plan are to be determined in the discretion of the Plan Administrator, except that the 1997 Stock Option Plan provides for automatic, non-discretionary grants of 5,000 NSOs to non-employee directors (as defined under Rule 16b-3 promulgated pursuant to the Exchange Act) for each year of service (or portion thereof) on the Board of Directors of the Company.

  Under the terms of the 1997 Stock Option Plan, ISOs may be issued only to employees of the Company or employees of any present or future subsidiary of the Company. After the date of this Prospectus, the exercise price of ISOs granted under the 1997 Stock Option Plan may not be less than 100% of the fair market value of the Common Stock at the time of the grant (or less than 110% in the case of a holder of 10% or more of the total voting power of the Company). ISOs will have a maximum term of ten years from the date of grant (five years in the case of a holder of greater than 10% of the total voting power of the Company), and will generally vest over a period of four years. The aggregate fair market value (as determined at the time of grant) of shares with respect to which ISOs are excercisable for the first time by an optionee in any one calender year may not exceed $100,000. After the date of this Prospectus, NSOs granted under the 1997 Stock Option Plan will have an exercise price of not less than 100% of the fair market value of the Common Stock at the time of the grant, and will have a maximum term of ten years from the date of grant. Fair market value of the Common Stock will be determined by the Plan Administrator. Options granted under the 1997 Stock Option Plan will not be transferable other than by will or the laws of descent and distribution, except that NSOs will also be transferable pursuant to a domestic relations order.

  1995 STOCK OPTION PLAN. As of May 26, 1997, options to purchase 1,112,357 shares were outstanding under the Company's 1995 Stock Option Plan, with a weighted-average exercise price of $4.95 per share, and options to purchase 22,766 shares had been exercised. ISOs granted under the 1995 Stock Option Plan generally have a maximum term of ten years from the date of grant, and vest over a period of five years. NSOs granted under the 1995 Stock Option Plan generally have a maximum term of seven years. Options granted under the 1995 Stock Option Plan are not transferable other than by will or the laws of descent and distribution. In connection with the adoption of the 1997 Stock Option Plan in March 1997, the Board of Directors determined that it would not make any future grants under the 1995 Stock Option Plan.

  Prior to January 1995, the Company from time to time granted NSOs to key employees. These grants were not made pursuant to any formal policy or plan.

EMPLOYMENT AGREEMENTS

  Each of the Named Executive Officers except Mr. Paul Y. Song has an employment agreement with the Company. Mr. Kendall W. Kunz's employment agreement provides for his employment as an officer of the Company for an indefinite period, subject to the right of either party to terminate upon 30 days' prior written notice. Mr. John Y. Song's employment agreement provides for his employment as an officer of the Company for an indefinite period, subject to the right of either party to terminate upon 14 days' prior written notice. Mr. Jeffrey W. Gilles' employment agreement provides for his employment as an officer of the Company through December 31, 1997, subject to the right of either party to terminate upon prior written notice. Each such employment agreement other than Mr. Gilles' provides for termination by the Company for cause effective immediately upon notice to the employee. In addition, each such employment agreement provides for an annual bonus based upon the achievement of goals (such as revenue and income) as set annually by the Board of Directors and also contains other terms customarily found in executive officer agreements, including provisions relating to the reimbursement of certain business expenses, participation in employee benefit plans available to other executive officers and employees of the Company, confidentiality, non-competition and non-solicitation.

                             CERTAIN TRANSACTIONS

  On January 1, 1995, the Company issued 560,000 shares of Common Stock to Jeffrey W. Gilles, the Company's Vice President of Training Business Development, in connection with the Company's acquisition of the capital stock of Clarity.

 On March 31, 1995, the Company issued 120,000 shares of Common Stock to Kendall W. Kunz, the Company's Senior Vice President of Western Operations and a Director, in connection with his exercise of options granted in connection with his employment by the Company.

  On April 3, 1995, the Company issued 200,000 shares of Common Stock to John Y. Song, the Company's Vice President of Eastern Operations, in connection with his exercise of options granted in connection with his employment by the Company.

  On October 11, 1995, the Company issued 80,000 shares of Common Stock to Mr. Kunz in connection with his exercise of options granted in connection with his employment by the Company.

 On November 15, 1995, the Company issued 120,000 shares of Common Stock to Mr. Kunz in connection with his exercise of options granted in connection with his employment by the Company.

  On May 1, 1996, the Company issued 540,254 shares of Common Stock to
Stephen J. Brugger in connection with the Company's acquisition of the capital stock of SQLSoft.

  On February 28, 1997, the Company issued 103,460 shares of Common Stock to Hugh Simpson-Wells, the Managing Director and Secretary of Oxford, in connection with the Company's acquisition of the capital stock of Oxford.

  On February 28, 1997, the Company repurchased, 100,000 shares of Common Stock at $9.75 per share from Mr. Gilles, and 30,000 shares of Common Stock at $9.75 per share from Mr. Brugger, an employee of the Company and beneficial owner of more than 5% of the Common Stock prior to the closing of this Offering. The Company repurchased these shares following discussions between two third parties unaffiliated with the Company and certain shareholders of the Company regarding the third parties' interest in acquiring an equity stake in the Company and obtaining a seat on the Board of Directors. The Board of Directors determined that the repurchase was in the best interests of, and on terms fair and reasonable to, the Company.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of May 26, 1997 by: (i) each of the directors and Named Executive Officers of the Company; (ii) each other person known by the Company to own beneficially more than 5% of the Common Stock; (iii) each Selling Shareholder; and (iv) all directors and executive officers of the Company as a group.

                            SHARES BENEFICIALLY             SHARES BENEFICIALLY
                             OWNED BEFORE THE                 OWNED AFTER THE
                                 OFFERING         SHARES         OFFERING
                          -----------------------  BEING  -----------------------
                           NUMBER   PERCENT(1)(2) OFFERED  NUMBER   PERCENT(1)(2)
                          --------- ------------- ------- --------- -------------
NAMED EXECUTIVE OFFICERS
 AND DIRECTORS
Paul Y. Song(3).........  3,948,000     53.2%         --  3,948,000     41.9%
 6720 Fort Dent Way,
 Suite 250
 Seattle, Washington
 98188-2555
Jeffrey W. Gilles.......    460,000      6.2%         --    460,000      4.9%
 6720 Fort Dent Way,
 Suite 250
 Seattle, Washington
 98188-2555
Kendall W. Kunz.........    320,000      4.3%         --    320,000      3.4%
 6720 Fort Dent Way,
 Suite 250
 Seattle, Washington
 98188-2555
John Y. Song............    195,500      2.6%         --    195,500      2.1%
 6720 Fort Dent Way,
 Suite 250
 Seattle, Washington
 98188-2555
Bruce R. Kennedy........     12,500         *         --     12,500        *
 16430 Ambaum Boulevard
 South
 Seattle, Washington
 98148
Kenneth A. Williams.....         --         *         --         --        *
 8434 North Mercer Way
 Mercer Island,
 Washington 98040
OTHER 5% SHAREHOLDERS
Tina J. Song(3).........  1,172,000     15.8%         --  1,172,000     12.4%
 6720 Fort Dent Way,
 Suite 250
 Seattle, Washington
 98188-2555
Song Family Ltd.
 Partnership............    650,000      8.8%         --    650,000      6.9%
 3700 First Interstate
 Center
 999 Third Avenue
 Seattle, Washington
 98104
Stephen J. Brugger(4)...    505,494      6.8%         --    505,494      5.4%
 6720 Fort Dent Way,
 Suite 250
 Seattle, Washington
 98188-2555
SELLING SHAREHOLDERS
Ian C.H. Cunningham.....     66,500         *     13,300     52,200        *
 Shepherd's Cottage
 Pettiwell Garsington
 Oxford OX44 9DB
 United Kingdom
Hugh Simpson-Wells......     77,520      1.0%      7,500     70,020        *%
 33 Hurst Rise Road
 Oxford OX2 9HE
 United Kingdom
ALL DIRECTORS AND
 EXECUTIVE OFFICERS AS A
 GROUP (12 PERSONS).....  5,608,020     75.5%      7,500  5,600,520     59.4%

-------
 * Less than 1%

(1) Assumes no exercise of the Underwriters' over-allotment option.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Common Stock subject to options currently exercisable or exercisable within 60 days of May 26, 1997 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table above have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them.
(3) Includes 650,000 shares registered in the name of Song Family Limited Partnership, over which Paul Song and Tina Song share voting and dispositive power.
(4) Includes 2,000 shares registered in the name of Aidan J. Brugger Trust, 40,000 shares registered in the name of Brugger Family Children Trust, and 2,760 shares registered in the name of Aidan J. Brugger, over all of which Stephen J. Brugger exercises voting and dispositive power.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"). The following summary description of the Company's capital stock is qualified in its entirety by reference to the Restated Articles and the Restated Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  On March 31, 1997, there were 7,423,900 shares of Common Stock outstanding, held of record by 60 shareholders. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. There are no cumulative voting rights for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Pursuant to the Company's Restated Articles, the Company's Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix designations and powers, preferences and relative rights of such shares, and to increase or decrease the number of shares of any series subsequent to the issue of that series, but not below the number of shares of such series then outstanding. Shares of Preferred Stock which may be redeemed, purchased or acquired by the Company may be reissued except as otherwise provided by law. The issuance of Preferred Stock in certain circumstances may delay, deter or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over its market price and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Company currently has no plans to issue any Preferred Stock.

WARRANT

  As of May 26, 1997, there was one warrant outstanding to purchase 4,000 shares of Common Stock at a purchase price of $10.00 per share which was granted to the Company's counsel for legal services rendered in connection with this Offering. The warrant is currently exercisable in whole or in part, at any time and from time to time until February 2002. The warrant contains certain protections against dilution resulting from stock splits, stock dividends and similar events. The warrant may be exercised for cash or pursuant to certain cashless exercise provisions.

REGISTRATION RIGHTS

  In connection with the October 1996 purchase of SofTeach, the Company granted certain registration rights to the former shareholders of SofTeach (the "SofTeach Shareholders") who hold an aggregate of 42,000 shares of Common Stock. In connection with the February 1997 acquisition of Oxford, the Company granted certain "piggy-back" registration rights to the former shareholders of Oxford (the "Oxford Shareholders") who hold an aggregate of 280,000 shares of Common Stock. At any time and from time to time after the date of this Prospectus under certain circumstances and limitations, the SofTeach Shareholders and the Oxford Shareholders may include their shares in any registration of the Company's Common Stock under the Securities Act on a form which permits registration of secondary shares, other than a registration relating solely to employee benefit plans, or a registration relating solely to a transaction under Rule 145 of the Securities Act, a transaction relating solely to the sale of debt or convertible debt instruments or a registration on any form (other than Form S-1, S-2 or S-3, or their successor forms) which does not include substantially the same information as would be required to be included in a registration statement covering the sale of such shares of Common Stock. In addition, one of the Oxford Shareholders, Mr. Ian C.H. Cunningham, has the right to include up to 13,300 shares of Common Stock in this Offering, and has elected to do so. See "Principal and Selling Shareholders" and "Shares Eligible for Future Sale."

WASHINGTON ANTI-TAKEOVER STATUTE

  Washington law contains certain provisions that may have the effect of delaying or discouraging a hostile takeover of the Company. In addition, Chapter 23B.19 of the WBCA prohibits a corporation, with certain exceptions, from engaging in certain significant business transactions with an "Acquiring Person" (defined as a person who acquires 10% or more of the corporation's voting securities without the prior approval of the corporation's board of directors) for a period of five years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. An Acquiring Person is further prohibited from engaging in significant business transactions with the target corporation unless the per share consideration paid to holders of outstanding shares of Common Stock and other classes of stock of the target corporation meet certain minimum criteria; provided, however, pursuant to recent legislative revisions effective July 27, 1997, the per share minimum criteria referenced above apply only to significant business transactions involving either (i) a merger, share exchange, or consolidation of a target corporation with an Acquiring Person or an affiliate or associate of the Acquiring Person, or (ii) the liquidation or dissolution of a target corporation proposed by, or pursuant to an agreement, arrangement, or understanding with an Acquiring Person or an affiliate or associate of an Acquiring Person, which transaction is not otherwise approved by an affirmative vote of a majority of the disinterested shareholders of the target corporation. These provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

CERTAIN PROVISIONS IN RESTATED ARTICLES AND RESTATED BYLAWS

  Pursuant to the Company's Restated Articles, the Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. One class is elected at each annual meeting of the shareholders, with the members of each class holding office for a three-year term or until successors of such class have been elected and qualified. The Company's Restated Bylaws provide that: (i) the Board of Directors consists of seven persons or so many as may from time to time be designated by the then-existing Board of
Directors: (ii) vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors in office though less than a quorum of the Board of Directors; (iii) the entire Board of Directors, or any member thereof, may be removed only by the affirmative vote of at least two-thirds of shares then present and entitled to vote at an election of such directors at a special meeting of shareholders called expressly for that purpose; and (iv) director nominations not made in accordance with certain notice provisions may, at the discretion of the Chairman of the Board, be disregarded. It is possible that the provisions discussed above may delay, deter or prevent a change in control of the Company.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

  The Restated Articles provide that no director shall be personally liable to the Company or its shareholders for monetary damages for conduct as a director, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. In addition, the Restated Bylaws provide for broad indemnification by the Company of its officers and directors in accordance with Washington law. Insofar as the indemnity for liabilities arising under the Securities Act may be permitted to directors or officers of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, 520 Pike Street, Suite 1220, Seattle, Washington 98101.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this Offering, the Company will have 9,426,666 shares of Common Stock outstanding, assuming no exercise of the over-allotment option and no exercise of outstanding options and warrants. All of the 2,020,800 shares of Common Stock sold in this Offering are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by affiliates of the Company ("Affiliates") (as defined in Rule 144 under the Securities Act). The 7,426,666 shares of Common Stock outstanding prior to this Offering were issued and sold without registration under the Securities Act and public sale thereof in the United States will be restricted except to the extent such shares are registered under the Securities Act or sold in accordance with an applicable exemption from registration. Of the 7,426,666 shares of Common Stock outstanding prior to this Offering, 280,000 shares were issued to persons whom the Company believed to be outside the United States at the time of issuance (the "Non-United States Shares"), and thus are subject to the restrictions imposed on the resale of such shares pursuant to Regulation S. The remaining 7,146,666 shares were issued to persons in the United States in transactions exempt from registration pursuant to the Securities Act. A total of 20,800 of the Non-United States Shares are being sold pursuant to this Offering. Pursuant to Regulation S, the remaining 259,200 Non-United States Shares may, under certain circumstances, be resold in the United States by persons other than Affiliates without registration under the Securities Act, immediately after the date of this Prospectus, subject to the Lock-up Agreements.

  A total of 7,313,920 shares of Common Stock held by existing shareholders are subject to the Lock-up Agreements with Deutsche Morgan Grenfell Inc. and may not be offered or sold or otherwise transferred until 180 days following the closing of this Offering. Taking into account restrictions imposed by the Securities Act, rules promulgated by the Commission thereunder and the Lock-up Agreements, the number of additional shares that will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act, will be as follows: 6,522,220 shares will be eligible for sale beginning 180 days after the closing of this Offering, and 809,786 shares will be eligible for sale pursuant to Rule 144 upon the expiration of applicable holding periods, which will expire between October 1, 1997 and February 28, 1999. Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the Lock-up Agreements. Upon the closing of this Offering, holders of 301,200 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the closing of this Offering to register approximately 1,977,234 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan and 1997 Stock Option Plan. In addition, up to 4,000 shares of Common Stock issuable upon exercise of an outstanding warrant will become available for sale in the public market following the expiration of the Rule 144 holding period on February 24, 1998, if exercised pursuant to cashless exercise provisions, or one year following the exercise of the warrant for cash.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated under Rule 144), including an Affiliate, who has beneficially owned restricted securities for a period of at least one year from the later of the date such restricted securities were acquired from the Company or the date on which they were acquired from an Affiliate, is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1.0% of the then outstanding shares of Common Stock (approximately 94,267 shares immediately after this Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain other provisions relating to notice of sale and the availability of current public information about the Company. However, under Rule 144(k), if a period of at least two years has elapsed between the later of the date the restricted securities were acquired from the Company or the date on which they were acquired from an Affiliate of the Company, a holder of such restricted securities, who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale, would be entitled to sell the shares immediately, without regard to the availability of public information about the Company, volume, manner of sale and notice limitations described above.

  Prior to this Offering, there has been no public market for the Common Stock, and any sale of substantial amounts of the Common Stock in the open market, or the availability of shares for sale, may adversely affect the market price of the Common Stock and the ability of the Company to raise funds through equity offerings in the future.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), for whom Deutsche Morgan Grenfell Inc., Montgomery Securities and Piper Jaffray Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the underwriting agreement (the form of which will be filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part) (the "Underwriting Agreement"), to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       ---------
      Deutsche Morgan Grenfell Inc....................................   808,320
      Montgomery Securities...........................................   808,320
      Piper Jaffray Inc...............................................   404,160
                                                                       ---------
          Total....................................................... 2,020,800
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including approval of certain matters by counsel, and that the Underwriters will purchase all shares of Common Stock offered hereby if any such shares are purchased.

  The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $0.60 per share. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. After the Offering, the price, concessions to dealers and other selling terms may be changed by the Representatives. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts for which they exercise discretionary authority.

  The Company has granted an option to the Underwriters to purchase up to 300,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts, to cover over-allotments, if any. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table, and the Company will be obligated to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in the Offering, if any.

  The Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

  In connection with the Offering, the Company, the officers and directors of the Company, and certain other shareholders of the Company have agreed not to offer or sell or otherwise transfer any Common Stock until the expiration of 180 days following the closing of this Offering without the prior written consent of Deutsche Morgan Grenfell Inc.

  The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the several Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price was determined by negotiation between the Company and the Representatives. The principal factors considered in determining the public offering price included the information set forth in this Prospectus and otherwise available to the Representatives, the history and the prospects for the industry in which the Company competes, the ability of the Company's management, the prospects for future earnings of the Company, the present state of the Company's development and its current financial condition, the general condition of the securities markets at the time of the Offering, and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Each of the Representatives has informed the Company that it currently intends to make a market in the shares subsequent to the effectiveness of the Offering, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.

                                 LEGAL MATTERS

  Certain legal matters relating to the legality of the Common Stock offered by this Prospectus will be passed upon for the Company and the Selling Shareholders by Van Valkenberg Furber Law Group P.L.L.C., Seattle, Washington. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Stoel Rives LLP, Seattle, Washington.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and the financial statements of SofTeach for the nine-month period ended September 30, 1996 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ARIS CORPORATION
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheet................................................  F-3
Consolidated Statement of Income..........................................  F-4
Consolidated Statement of Changes in Shareholders' Equity.................  F-5
Consolidated Statement of Cash Flows......................................  F-6
Notes to Consolidated Financial Statements................................  F-7
SOFTEACH CORPORATION
Report of Independent Accountants......................................... F-20
Statement of Income....................................................... F-21
Statement of Changes in Shareholders' Equity.............................. F-22
Statement of Cash Flows................................................... F-23
Notes to Financial Statements............................................. F-24
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Unaudited Pro Forma Combined Balance Sheet................................ F-27
Unaudited Pro Forma Combined Statement of Income.......................... F-28
Notes to Unaudited Pro Forma Combined Balance Sheet and Statement of
 Income................................................................... F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
ARIS Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ARIS Corporation and its subsidiaries at December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Seattle, Washington
March 21, 1997

                                ARIS CORPORATION

                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  DECEMBER 31,   MARCH 31,
                                                 -------------- -----------
                                                  1995   1996      1997
                                                 ------ ------- -----------
                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..................... $1,241 $   177   $   485
  Investments in marketable securities..........  1,250   1,396     1,372
  Accounts receivable, net of allowance for
   doubtful accounts of $279, $300 and $350
   (unaudited)..................................  2,738   5,169     8,612
  Consulting contracts in progress..............     20     428       442
  Income tax receivable.........................    --      186       --
  Prepaid expenses and other assets.............    311     438     1,397
                                                 ------ -------   -------
    Total current assets........................  5,560   7,794    12,308
Property and equipment, net.....................  1,202   2,517     4,083
Intangible and other assets, net................     81   2,645     3,431
                                                 ------ -------   -------
    Total assets................................ $6,843 $12,956   $19,822
                                                 ====== =======   =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................. $  150 $   787   $ 2,248
  Accrued payroll...............................    300     902     1,073
  Other accrued expenses........................    160     294     1,682
  Notes payable.................................    --    1,500     5,887
  Deferred revenue..............................    238     199       774
  Income taxes payable..........................    383     --        578
  Deferred income taxes.........................    303     351       315
                                                 ------ -------   -------
    Total current liabilities...................  1,534   4,033    12,557
                                                 ------ -------   -------
Deferred income taxes...........................    667     713       650
                                                 ------ -------   -------
Commitments and contingencies (Note 9)
Shareholders' equity:
  Preferred stock; 5,000,000 shares authorized..    --      --        --
  Common stock, no par value; 10,000,000 shares
   authorized...................................    419   1,943     3,224
  Retained earnings.............................  4,028   6,042     3,180
  Net unrealized holding gain on investments....    195     225       209
  Cumulative foreign currency translation
   adjustment...................................    --      --          2
                                                 ------ -------   -------
    Total shareholders' equity..................  4,642   8,210     6,615
                                                 ------ -------   -------
    Total liabilities and shareholders' equity.. $6,843 $12,956   $19,822
                                                 ====== =======   =======

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                  OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                ARIS CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   QUARTER
                             YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                         ---------------------------------  ---------------------
                            1994        1995       1996        1996       1997
                         ----------  ---------- ----------  ---------- ----------
                                                                 (UNAUDITED)
Revenue:
  Consulting............ $    6,132  $    9,725 $   16,312  $    2,543 $    6,633
  Training..............        551       4,821      9,385       1,778      3,243
  Software..............        369         205      1,201         106        533
                         ----------  ---------- ----------  ---------- ----------
    Total revenue.......      7,052      14,751     26,898       4,427     10,409
                         ----------  ---------- ----------  ---------- ----------
Cost of sales:
  Consulting and
   training.............      3,637       7,176     13,353       2,177      4,901
  Software..............         47          42         93           4         48
                         ----------  ---------- ----------  ---------- ----------
    Total cost of sales.      3,684       7,218     13,446       2,181      4,949
                         ----------  ---------- ----------  ---------- ----------
    Gross profit........      3,368       7,533     13,452       2,246      5,460
Operating expenses:
  Selling, general and
   administrative.......      2,077       4,552     10,206       1,445      3,751
                         ----------  ---------- ----------  ---------- ----------
    Income from
     operations.........      1,291       2,981      3,246         801      1,709
                         ----------  ---------- ----------  ---------- ----------
Other income (expense):
  Investment income.....         15          57         89         --         --
  Interest income
   (expense), net.......         (4)         18         35           2        (42)
  Other income
   (expense)............        --           40         (9)        --         --
                         ----------  ---------- ----------  ---------- ----------
                                 11         115        115           2        (42)
                         ----------  ---------- ----------  ---------- ----------
    Income before income
     tax................      1,302       3,096      3,361         803      1,667
Income tax expense......        476       1,086      1,347         297        623
                         ----------  ---------- ----------  ---------- ----------
Net income.............. $      826  $    2,010 $    2,014  $      506 $    1,044
                         ==========  ========== ==========  ========== ==========
Net income per share.... $     0.12  $     0.24 $     0.23  $     0.06 $     0.12
                         ==========  ========== ==========  ========== ==========
Weighted average number
 of common and common
 equivalent shares
 outstanding............  6,675,570   8,487,011  8,581,572   8,573,546  8,512,537
                         ==========  ========== ==========  ========== ==========

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                  OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                ARIS CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            COMMON STOCK
                          -----------------
                                                           NET     CUMULATIVE
                                                       UNREALIZED    FOREIGN
                                                         HOLDING    CURRENCY       TOTAL
                           SHARES            RETAINED    GAIN ON   TRANSLATION SHAREHOLDERS'
                           ISSUED    AMOUNT  EARNINGS  INVESTMENTS ADJUSTMENT     EQUITY
                          ---------  ------  --------  ----------- ----------- -------------
Balance at December 31,
 1993...................  4,200,000  $   14  $ 1,192      $ 80                    $ 1,286
Net income..............                         826                                  826
Unrealized holding gain
 on investments.........                                     4                          4
                          ---------  ------  -------      ----         ---        -------
Balance at December 31,
 1994...................  4,200,000      14    2,018        84                      2,116
Shares issued in
 acquisition............  1,400,000     263                                           263
Stock options exercised.  1,191,000      64                                            64
Tax benefit related to
 stock options
 exercised..............                 78                                            78
Net income..............                       2,010                                2,010
Unrealized holding gain
 on investments.........                                   111                        111
                          ---------  ------  -------      ----         ---        -------
Balance at December 31,
 1995...................  6,791,000     419    4,028       195                      4,642
Shares issued in
 acquisitions...........    790,900   1,614                                         1,614
Stock redemption........    (40,000)   (100)                                         (100)
Stock options exercised.     14,000       2                                             2
Tax benefit related to
 stock options
 exercised..............                  8                                             8
Net income..............                       2,014                                2,014
Unrealized holding gain
 on investments.........                                    30                         30
                          ---------  ------  -------      ----         ---        -------
Balance at December 31,
 1996...................  7,555,900   1,943    6,042       225                      8,210
Shares issued in
 acquisitions
 (unaudited)............    280,000   1,400                                         1,400
Stock redemption
 (unaudited)............   (415,000)   (121)  (3,906)                              (4,027)
Stock options exercised
 (unaudited)............      3,000       2                                             2
Unrealized holding loss
 on investments
 (unaudited)............                                   (16)                       (16)
Foreign currency
 translation adjustment
 (unaudited)............                                               $ 2              2
Net income (unaudited)..                       1,044                                1,044
                          ---------  ------  -------      ----         ---        -------
Balance at March 31,
 1997 (unaudited).......  7,423,900  $3,224  $ 3,180      $209         $ 2        $ 6,615
                          =========  ======  =======      ====         ===        =======

Common stock shares reflect a two-for-one split effective August 29, 1996.


                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                  OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                ARIS CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            QUARTER
                              YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                              -------------------------  ---------------
                               1994     1995     1996     1996    1997
                              -------  -------  -------  ------  -------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income..................  $   826  $ 2,010  $ 2,014  $  506  $ 1,044
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation and
   amortization.............       69      201      661      76      320
  (Gain) loss on sale of
   property and equipment...       --      (18)       6      --       --
  Loss on sale of
   investments..............        9       --       --      --       --
  Purchased research and
   development..............       --       --      307      --       --
  Changes in assets and
   liabilities net of
   effects of acquisitions:
    (Increase) decrease in
     accounts receivable....   (1,147)    (484)  (1,548)    314   (2,303)
    (Increase) decrease in
     consulting contracts in
     progress...............      (69)     (49)    (408)   (90)       12
    (Increase) decrease in
     income tax receivable..       --       --     (186)     --      186
    (Increase) decrease in
     prepaid expenses and
     other assets ..........      (35)     (36)     (21)      9     (561)
    Increase (decrease) in
     accounts payable.......      222     (178)     140     322      542
    Increase in accrued
     expenses...............      282      116      704     185      805
    Increase (decrease) in
     deferred revenue.......       --      124     (363)     (8)     131
    Increase (decrease) in
     income taxes payable...       55      320     (383)    (97)     464
    Increase (decrease) in
     deferred income taxes..      265      196     (217)    (38)     (99)
                              -------  -------  -------  ------  -------
    Net cash provided by
     operating activities...      477    2,202      706   1,179      541
                              -------  -------  -------  ------  -------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Purchases of investments
   in marketable securities.     (368)    (381)    (462)     --       --
  Sales of investments in
   marketable securities....      306       --      362      (4)       8
  Purchase of property and
   equipment................     (220)    (911)  (1,196)   (220)    (475)
  Acquisition of businesses,
   net of cash acquired.....       --     (112)  (1,427)     --      (93)
  Proceeds from sale of
   property and equipment...       --       27       43      --       --
                              -------  -------  -------  ------  -------
    Net cash used in
     investing activities...     (282)  (1,377)  (2,680)   (224)    (560)
                              -------  -------  -------  ------  -------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Stock options exercised...       --       64        2      --        2
  Repurchase of common
   stock....................       --       --     (100)     --  (4,027)
  Tax benefit related to
   stock options exercised..       --       78        8      --
  Payments on notes payable.       --       --     (500)     --   (2,100)
  Proceeds from notes
   payable..................       --       --    1,500      --    6,450
                              -------  -------  -------  ------  -------
    Net cash provided by
     financing activities...       --      142      910      --      325
                              -------  -------  -------  ------  -------
Net increase (decrease) in
 cash and cash equivalents..      195      967   (1,064)    955      306
Effect of exchange rate
 changes on cash and cash
 equivalents................       --       --       --      --        2
Cash and cash equivalents at
 beginning of period........       79      274    1,241   1,241      177
                              -------  -------  -------  ------  -------
Cash and cash equivalents at
 end of period..............  $   274  $ 1,241  $   177  $2,196  $   485
                              =======  =======  =======  ======  =======

              See Note 12 for supplemental cash flow information.

                  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART
                  OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                               ARIS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

  ARIS Corporation (the Company) provides information technology consulting and training services with offices in Seattle and Bellevue, Washington; Beaverton, Oregon; Denver, Colorado; Dallas, Texas; Fairfax, Virginia; Tampa, Florida; and Redding, England. The Company also develops software programs which it has licensed in the United States and Europe.

  The Company has qualified as a minority-owned enterprise under the Section 8(a) Program administered by the U.S. Small Business Administration. To maintain qualification in this program, the Company must meet certain on-going financial and reporting requirements. Total Section 8(a) sales were $261, $2,051 and $2,430 during 1994, 1995 and 1996, respectively. The Company ceased to qualify under Section 8(a) subsequent to December 31, 1996.

  The Company utilizes the significant accounting policies summarized below in preparing its consolidated financial statements.

CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

  Cash and cash equivalents include short-term investments with an original maturity of three months or less.

INVESTMENT SECURITIES

  The Company's investment securities at December 31, 1996 are classified as available-for-sale and are recorded at fair value. Fair value is based upon quoted market prices. The increase or decrease in market value from period to period relating to available-for-sale marketable securities, net of deferred income tax, is included as a separate component of shareholders' equity. The Company held both available-for-sale and held-to-maturity marketable securities at December 31, 1995. Held-to-maturity securities are recorded at amortized cost in the accompanying consolidated financial statements. Cost of securities sold is determined using the specific identification method.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements are capitalized. For financial reporting purposes, depreciation is provided using the straight-line method over the estimated useful lives of depreciable assets. Estimated useful lives of property and equipment range from three to ten years.

INTANGIBLE ASSETS

  Intangible assets represent the cost of business acquisitions allocated to capitalized software development costs, non-compete agreements and goodwill which are amortized over approximately three years for capitalized software development costs, approximately two years for non-compete agreements and fifteen years for goodwill. Capitalized software development cost amortization is computed as described below while the straight-line method is used for other intangible assets.

  The carrying value of intangible assets is assessed for any permanent impairment by evaluating the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of the expected future net cash flows is less than book value in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

SOFTWARE DEVELOPMENT COSTS

 Software development costs incurred in conjunction with product development are charged to product development expense until technological feasibility is established. Thereafter, through general release of product, all software product development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. The establishment of technological feasibility and the on-going assessment of the recoverability of costs require considerable judgment by the Company with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in the software and hardware technology. After consideration of the above factors, the Company amortizes capitalized software costs at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues, or (b) the straight-line method over the remaining estimated economic life of the product. Capitalized software development costs are included in intangible and other assets in the accompanying consolidated balance sheet.

RESEARCH AND DEVELOPMENT

  Expenditures relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed as incurred. The costs of business acquisitions allocated to in-process research and development is expensed immediately. Included in selling, general and administrative expenses are research and development expenses of none, none and $171, respectively for the three years ended December 31, 1996.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


REVENUE RECOGNITION

 Time and material consulting contracts

  The Company recognizes revenue as services are rendered.

 Fixed-price consulting contracts

  Revenue from fixed-price contracts is recognized on the percentage-of-completion method, measured by the cost incurred to date to estimated total costs for the contract. This method is used because management considers expended costs to be the best available measure of contract performance. Contract costs include all direct labor, material and any other costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Consulting contracts in progress in the accompanying consolidated financial statements represent the excess of revenue earned on fixed-price consulting contracts over amounts billed to customers.

 Education and training

  Tuition revenue is recognized on the last day the class is held. Tuition received prior to the classes being held is deferred and included as deferred revenue in the accompanying consolidated balance sheet.

 Software

  The Company accounts for software revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1, Software Revenue Recognition. Revenue earned under software license agreements with end users is generally recognized when the software has been shipped, collectibility is probable, and there are no significant obligations remaining.

INCOME TAXES

  Provision for income taxes has been recorded in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under the liability method of SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled.

ADVERTISING COSTS

  Advertising costs are expensed as incurred. Advertising expenses amounted to $38, $95 and $80 in 1994, 1995 and 1996, respectively.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash and cash equivalents and other current assets and liabilities such as accounts receivable, accounts payable and accrued liabilities as presented in the consolidated financial statements approximates fair value based on the short-term nature of these instruments. The recorded amount of long-term debt approximates fair value as the actual interest rates approximate current competitive rates. Investments in marketable securities are carried at fair value in the accompanying consolidated balance sheet.

STOCK-BASED COMPENSATION

  In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning in 1996. Under the provisions of this Statement, employee stock-based compensation expense is measured using either the intrinsic-value method as prescribed by Accounting Principles Board Opinion No. 25 or the fair value method described in Statement No. 123. Companies choosing the intrinsic-value method are required to disclose the pro forma impact of the fair value method on net income and net income per share. The Company has elected to continue accounting for its employee stock-based compensation under the provisions of Accounting Principles Board Opinion No.
25. The Company is required to implement Statement No. 123 for stock-based awards to other than employees; however, the impact on the Company's financial position at December 31, 1996 and results of operations for the year then ended is immaterial.

NET INCOME PER SHARE

  Net income per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, computed using the treasury stock method for stock options. In accordance with Staff Accounting Bulletin Number 83 of the Securities and Exchange Commission, stock options granted and stock issued at prices below the proposed initial public offering price and issued during the twelve-month period immediately preceding the initial public offering, have been considered outstanding for all periods using the treasury stock method and the estimated initial public offering price. Fully diluted earnings per share do not differ materially from primary earnings per share.

UNAUDITED INTERIM FINANCIAL STATEMENTS

  The information presented as of March 31, 1997 and for the quarters ended March 31, 1997 and 1996 has not been audited. In the opinion of management, the unaudited interim consolidated balance sheet, statements of income, of changes in shareholders' equity and of cash flows include all adjustments consisting solely of normal recurring adjustments necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of and for the periods indicated.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


2. ACQUISITIONS

  The Company has embarked upon an acquisition program which included the acquisition of one company during 1995, and three companies during 1996. All of these acquisitions have been accounted for by the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on management's estimates, arms-length negotiations with the sellers and in some cases, independent appraisals. Legal, accounting and other direct costs of these acquisitions were immaterial. The common stock issued as consideration in these acquisitions has been recorded at its estimated fair value at the date the acquisition was announced. The results of operations of the acquired companies have been included in consolidated results of operations of the Company from the date of the acquisitions. The following is a description of the terms of the various acquisitions:

1995

  On January 1, 1995, the Company acquired the stock of Clarity, Inc., a training company based in Bellevue, Washington in exchange for 1,400,000 shares of the Company's common stock and cash.

  A summary of the purchase price paid is as follows:

      Consideration:
      Cash................................................................. $117
      Value of common stock................................................  263
                                                                            ----
                                                                            $380
                                                                            ====

  The cost allocated to Clarity Inc.'s assets and liabilities at the date of the acquisition, as determined in accordance with the purchase method of accounting, is presented in the table below.

      Cash............................................................... $   5
      Accounts receivable................................................   300
      Prepaid and other current assets...................................    76
      Goodwill...........................................................    64
      Property and equipment.............................................   185
      Accounts payable and accrued liabilities...........................  (250)
                                                                          -----
                                                                          $ 380
                                                                          =====

  The following unaudited pro forma summary presents the consolidated results of operations of the Company as if Clarity, Inc. had been acquired as of January 1, 1994, including the impact of certain adjustments.

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1994
                                                                    ------------
      Revenue......................................................    $9,383
      Net income...................................................    $1,088
      Net income per share.........................................    $ 0.14

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the year presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

1996

  On May 1, 1996, the Company acquired the stock of SQLSoft, Inc., a training company based in Bellevue, Washington in exchange for 707,900 shares of the Company's common stock.

  On October 1, 1996, the Company acquired the assets and liabilities of SofTeach Corporation, a training company based in Denver, Colorado in exchange for 42,000 shares of the Company's common stock and a combination of notes payable and cash.


  On October 1, 1996, the Company acquired the stock of Noetix Corporation, a software development company which develops software modules which interface with Oracle Financials software in exchange for 40,000 shares of the Company's common stock and cash.

  A summary of the purchase price paid for the 1996 acquisitions is as follows:

                                                        SQLSOFT, SOFTEACH NOETIX
                                                          INC.    CORP.   CORP.
                                                        -------- -------- ------
   Consideration:
     Cash..............................................           $  750  $  835
     Note payable......................................              500
     Value of common stock.............................  $1,317      152     145
     Acquisition costs.................................                       26
                                                         ------   ------  ------
                                                         $1,317   $1,402  $1,006
                                                         ======   ======  ======

  The cost preliminarily allocated to the assets and liabilities at the date of the acquisition, as determined in accordance with the purchase method of accounting for these acquisitions, is presented in the table below.

                                                      SQLSOFT, SOFTEACH NOETIX
                                                        INC.    CORP.   CORP.
                                                      -------- -------- ------
   Cash.............................................   $   60   $  124
   Accounts receivable..............................      537       73  $  273
   Prepaid and other current assets.................       73       35
   Intangible assets:
     Software technology--completed.................                       384
     Software technology--in progress...............                       307
       (Charged to research and development expense)
     Non-compete agreements.........................                       150
     Goodwill.......................................      942      956     260
   Property and equipment...........................      464      226       9
   Accounts payable and accrued liabilities.........     (759)     (12)   (377)
                                                       ------   ------  ------
                                                       $1,317   $1,402  $1,006
                                                       ======   ======  ======

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The following unaudited pro forma summary presents the consolidated results of operations of the Company as if SQLSoft, Inc., SofTeach Corporation and Noetix Corporation had been acquired as of the beginning of the periods presented, including the impact of certain adjustments.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
      Revenue................................................... $21,003 $30,306
      Net income................................................ $ 2,220 $ 2,139
      Net income per share...................................... $  0.27 $  0.25

  The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the years presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.


3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Computer equipment........................................... $1,125  $2,528
   Furniture and fixtures.......................................    244     503
   Software.....................................................    109     157
   Other........................................................     83     166
                                                                 ------  ------
                                                                  1,561   3,354
   Less: Accumulated depreciation...............................   (359)   (837)
                                                                 ------  ------
                                                                 $1,202  $2,517
                                                                 ======  ======

4. INTANGIBLE AND OTHER ASSETS

  Intangible and other assets consist of the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                  1995    1996
                                                                  -----  ------
   Goodwill...................................................... $  64  $2,221
   Capitalized software costs....................................    58     430
   Non-compete agreements........................................           150
   Prepaids and other............................................   274     404
                                                                  -----  ------
                                                                    396   3,205
   Less: Accumulated amortization................................    (4)   (122)
                                                                  -----  ------
                                                                    392   3,083
   Less: Current portion.........................................  (311)   (438)
                                                                  -----  ------
   Total noncurrent intangibles and other assets................. $  81  $2,645
                                                                  =====  ======

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


5. INVESTMENTS

  Investments in marketable securities at December 31, 1996 consist of equity fund investments totaling $1,396. This investment has been classified as available-for-sale and, accordingly, the excess of fair value over cost, net of tax, of $225 has been included as a separate component of shareholders' equity at December 31, 1996. Investments in marketable securities at December 31, 1995 consist of $362 classified as held-to-maturity and $888 classified as available-for-sale securities. The held-to-maturity securities are carried at amortized cost and the excess of fair value over cost, net of tax, of $195 related to the available-for-sale securities has been included as a separate component of shareholders' equity at December 31, 1995.

6. MAJOR CUSTOMERS

  During 1994, 1995 and 1996, the Company had consulting sales to one customer that aggregated 20%, 22% and 9%, respectively, of total revenue. Accounts receivable related to this customer were 22% and 7% of total accounts receivable at December 31, 1995 and 1996, respectively.

7. INCOME TAXES

  Income tax expense consists of the following:

                                                             1994  1995   1996
                                                             ---- ------ ------
   Current:
     Federal................................................ $135 $  763 $1,429
     State..................................................   14     40    110
                                                             ---- ------ ------
                                                              149    803  1,539
                                                             ---- ------ ------
   Deferred:
     Federal................................................  305    264   (204)
     State..................................................   22     19     12
                                                             ---- ------ ------
                                                              327    283   (192)
                                                             ---- ------ ------
   Total tax expense........................................ $476 $1,086 $1,347
                                                             ==== ====== ======

  The principal reasons for the variation from the customary relationship between income taxes at the statutory federal rate and that shown in the consolidated statement of income are as follows:

                                                            1994   1995    1996
                                                            ----- ------  ------
   Statutory federal income tax rate....................... $ 443 $1,053  $1,143
   Goodwill................................................    --      1      17
   State income taxes, net of federal income tax benefit...    24     39      80
   Purchased research and development......................    --     --     104
   Other...................................................     9     (7)      3
                                                            ----- ------  ------
                                                            $ 476 $1,086  $1,347
                                                            ===== ======  ======

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                                     DECEMBER
                                                                        31,
                                                                    -----------
                                                                    1995  1996
                                                                    ---- ------
   Adjustments to cash basis accounting for tax purposes........... $782 $  672
   Depreciation and amortization...................................   81    333
   Unrealized gain on marketable securities........................  107    124
   Other...........................................................   --      1
                                                                    ---- ------
     Gross deferred tax liabilities................................  970  1,130
                                                                    ---- ------
   Bad debt allowance..............................................   --      8
   Accrued vacation and bonuses....................................   --     39
   Research and development credit.................................   --     19
                                                                    ---- ------
     Gross deferred tax assets.....................................   --     66
                                                                    ---- ------
                                                                    $970 $1,064
                                                                    ==== ======

8. DEBT

  At December 31, 1996 the Company had borrowings of $1,000 outstanding on a $3,000 line of credit. Interest on this line bears interest at the prime rate (8.25% at December 31, 1996). This revolving line of credit was replaced on March 14, 1997 with a $8,000 line of credit which is collateralized by all of the Company's assets. Both the $3,000 and $8,000 lines of credit include various affirmative and negative covenants which require, among other things, maintenance of a certain level of working capital and a certain current ratio. (See Note 14).

  The Company has a note payable of $500 in connection with the acquisition of SofTeach Corporation (Note 2). The note bears interest at 6% and matures in installments of $250 on April 1, 1997 and July 1, 1997. This note is secured by the assets acquired in the SofTeach acquisition.

9. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

  The Company rents all its office space under non-cancelable operating leases with initial terms in excess of one year. Future minimum rental commitments under operating leases for years ending December 31 are as follows:

   1997.................................................................. $1,152
   1998..................................................................    806
   1999..................................................................    625
   2000..................................................................    546
   2001..................................................................    213
   Thereafter............................................................     --
                                                                          ------
                                                                          $3,342
                                                                          ======

  Rent expense for 1994, 1995 and 1996 was $65, $253 and $702, respectively.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


LEGAL PROCEEDINGS

  The Company is involved in certain legal proceedings that have arisen in the normal course of business. Based on the advice of legal counsel, management does not anticipate that these matters will have a material effect on the Company's consolidated financial position or results of operations.

10. STOCK OPTIONS

  Prior to January 1995, the Company from time to time granted non-qualified stock options to key employees. These grants were not made pursuant to any formal policy or plan.

  In January 1995, the Company adopted the ARIS Corporation 1995 Stock Option Plan (the 1995 Plan) which provides for the granting of qualified or non-qualified stock options to employees, directors, officers and certain non-employees of the Company as determined by the Plan Administrator. The Company authorized 1,600,000 shares of its common stock for issuance under the 1995 Plan. The date of grant, option price, vesting period and other terms specific to options granted under the 1995 Plan are to be determined by the Plan Administrator. The option price for stock options granted is based on the fair market value of the Company's stock on the date of grant. Options granted under the 1995 Plan expire seven years from the date of grant and vest over periods of up to four years. The Company ended grants under the 1995 Plan in March 1997.

  In March 1997, the Company adopted the ARIS Corporation 1997 Stock Option Plan (the 1997 Plan) which provides for the granting of qualified or non-qualified stock options to employees, directors, officers and non-employee directors of the Company as determined by the Plan Administrator. The Company authorized 2,000,000 shares of its common stock for issuance under the 1997 Plan, subject to certain adjustments, less that number of shares that have been granted and have not subsequently become available for grant under the 1995 Plan. The 1997 Plan provides for automatic, non-discretionary grants of 5,000 non-qualified stock options to non-employee directors for each year of service of the Company's non-employee directors. For all other grants under the 1997 Plan, the date of grant, option price, vesting period and other terms specific to options granted under the 1997 Plan are to be determined by the Plan Administrator. The option price for stock options granted is based on the fair market value of the Company's stock on the date of grant. Options granted under the 1997 Plan expire ten years from the date of grant and vest over periods of up to four years.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  A summary of the activity for qualified and non-qualified stock options granted prior to 1995 and under the 1995 Stock Option Plan is presented below:

                                 1994                 1995                1996
                          ------------------- --------------------- ------------------
                                    WEIGHTED-             WEIGHTED-          WEIGHTED-
                                     AVERAGE               AVERAGE            AVERAGE
                                    EXERCISE              EXERCISE           EXERCISE
                           SHARES     PRICE     SHARES      PRICE   SHARES     PRICE
                          --------- --------- ----------  --------- -------  ---------
Outstanding at beginning
 of year................    946,000   $0.03    1,205,000    $0.05   134,000    $0.30
Granted.................    259,000    0.13      120,000     0.34   262,000     2.79
Exercised...............         --      --   (1,191,000)    0.05   (14,000)    0.09
Forfeited...............         --      --           --            (28,300)    0.78
Outstanding at end of
 year...................  1,205,000    0.05      134,000     0.30   353,700     2.12
Options exercisable at
 year-end...............    939,000    0.04      111,000     0.29   117,598     0.67
Weighted-average fair
 value of options
 granted during the
 year...................                 --                  0.08               0.50

  The following table summarizes information about stock options outstanding under the Plans at December 31, 1996:

              OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
-----------------------------------------------------     ---------------------------
                             WEIGHTED-
                              AVERAGE       WEIGHTED-                     WEIGHTED-
RANGE OF                     REMAINING       AVERAGE                       AVERAGE
EXERCISE      NUMBER        CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
 PRICES     OUTSTANDING        LIFE           PRICE       EXERCISABLE       PRICE
--------    -----------     -----------     ---------     -----------     ---------
$0.19-$9      353,700        6.1 years        $2.12         117,598         $0.67

  The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for stock options issued to employees. Had compensation cost for the Plans been determined based upon the fair value at the grant date consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net income would have decreased by approximately $2 and $21, respectively, in 1995 and 1996 (unaudited). The fair value of the options granted was calculated using an option-pricing model with the following assumptions: dividend yield of zero percent, volatility of zero percent, risk free interest rate ranging from 5.36% to 7.05%, and an expected life of 4.75 years.

11. PROFIT SHARING PLAN

  The Company maintains a qualified defined contribution profit sharing 401(k) plan which covers full time employees with one year of service. Contributions to the plan are discretionary. There were no employer contributions to the plan for 1994, 1995 or 1996.

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

  The Company paid interest of $4, $3 and $34 during 1994, 1995 and 1996, respectively. The Company paid $153, $423 and $2,123 in income taxes during 1994, 1995 and 1996, respectively.

  As more fully described in Note 2, the Company acquired Clarity, Inc. in 1995 in exchange for shares of its common stock and cash and acquired SQLSoft, Inc., SofTeach Corporation and Noetix Corporation in 1996 in exchange for a combination of stock, cash and notes payable.

13. OPERATING BUSINESS GROUPS

  The Company is engaged in information technology consulting and training services and software sales. Total revenue by segment represents sales to unaffiliated customers. Inter-segment sales are not material. Operating profit represents total revenue less operating expenses. In computing operating profit none of the following items have been added or deducted: general corporate expenses, interest expense or income taxes.

  Identifiable assets are those assets used in the operations of each industry segment. Corporate assets primarily consist of cash, investments and certain prepaid expenses.

  Summarized financial information by business group for 1994, 1995 and 1996 is as follows:

                                 CONSULTING TRAINING SOFTWARE CORPORATE  TOTAL
                                 ---------- -------- -------- --------- -------
   1994:
   Revenue......................   $6,132    $  551    $369             $ 7,052
   Operating profit.............    2,138        79     281    $(1,207)   1,291
   Identifiable assets..........    2,246        20      14      1,040    3,320
   Depreciation and
    amortization................       49         4       3         13       69
   Capital expenditures.........      160        11      10         39      220
   1995:
   Revenue......................   $9,725    $4,821    $205             $14,751
   Operating profit.............    3,645     1,161     (22)   $(1,803)   2,981
   Identifiable assets..........    2,740     1,189      16      2,898    6,843
   Depreciation and
    amortization................       58       127       4         12      201
   Capital expenditures.........      201       500       6        204      911

                                 CONSULTING TRAINING SOFTWARE CORPORATE  TOTAL
                                 ---------- -------- -------- --------- -------
   1996:
   Revenue......................  $16,312    $9,385   $1,201            $26,898
   Operating profit.............    3,884     1,381     (325)  $(1,694)   3,246
   Identifiable assets..........    5,437     3,880    1,659     1,980   12,956
   Depreciation and
    amortization................       20       439       68       128      655
   Capital expenditures.........       28     1,001       31       136    1,196

                               ARIS CORPORATION

                       DECEMBER 31, 1994, 1995 AND 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


14. SUBSEQUENT EVENTS

  In February 1997, the Company acquired the stock of Oxford Computer Group Limited (Oxford), a company that provides information technology consulting and training services with offices in Oxford, London and Birmingham. The shareholders of Oxford exchanged their shares for 280,000 shares of the Company's common stock. The acquisition will be accounted for by the purchase method. Accordingly, the results of operations of Oxford will be included with the results of operations of the Company for periods subsequent to the date of acquisition. In connection with the acquisition of Oxford, 207,891 stock options were granted to certain key employees of Oxford. Terms of the option agreements include an exercise price of $9.40 and vesting over four years.

  Oxford had revenues of (Pounds)4,730 (approximately $7,384)(unaudited) and net income of (Pounds)109 (approximately $170)(unaudited) for the year ended December 31, 1996.

  The unaudited pro forma combined results of operations of the Company and Oxford for 1996 are as follows:

   Revenue.............................................................. $34,282
   Net income........................................................... $ 2,083
   Net income per share................................................. $  0.25

  As described in Note 8, the Company entered into an $8,000 line of credit agreement on March 14, 1997. The amounts outstanding under the Company's existing line of credit were refinanced under the new line of credit. Additionally, the Company used $3,900 of the line of credit to repurchase 415,000 shares of the Company's common stock at $8.50 and $9.75 per share from certain shareholders of the Company.

  In January and February 1997, 572,200 stock options were granted to certain employees of the Company with terms that include an exercise price of $5.00 per share and vesting over five years.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
SofTeach Corporation

  In our opinion, the accompanying statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of SofTeach Corporation for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Denver, Colorado
March 14, 1997

                              SOFTEACH CORPORATION

                              STATEMENT OF INCOME

                                                                    NINE MONTHS
                                                                       ENDED
                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
Training revenue..................................................  $1,507,717
Cost of training..................................................     655,319
                                                                    ----------
    Gross profit..................................................     852,398
Selling, general and administrative expense.......................     504,707
                                                                    ----------
Income from operations............................................     347,691
Interest income...................................................       9,021
Other income......................................................       2,683
                                                                    ----------
Net income........................................................  $  359,395
                                                                    ==========


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                      PART OF THESE FINANCIAL STATEMENTS.

                              SOFTEACH CORPORATION

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                            COMMON STOCK
                            -------------
                                          ADDITIONAL               TOTAL
                            SHARES         PAID-IN   RETAINED  SHAREHOLDERS'
                            ISSUED AMOUNT  CAPITAL   EARNINGS     EQUITY
                            ------ ------ ---------- --------  -------------
Balance at December 31,
 1995.....................    62    $ 6     $9,770   $480,830    $490,606
Net income................                            359,395     359,395
Shareholder distributions.                           (575,394)   (575,394)
                             ---    ---     ------   --------    --------
Balance at September 30,
 1996.....................    62    $ 6     $9,770   $264,831    $274,607
                             ===    ===     ======   ========    ========



                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                      PART OF THESE FINANCIAL STATEMENTS.

                              SOFTEACH CORPORATION

                            STATEMENT OF CASH FLOWS

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                                     1996
                                                                 -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................................   $ 359,395
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization.................................      41,240
  Changes in assets and liabilities:
    Increase in accounts receivable.............................      (8,234)
    Increase in inventories.....................................     (10,409)
    Increase in prepaid expenses and other assets...............      (7,556)
    Decrease in accounts payable................................     (18,268)
    Increase in unearned revenue................................       7,991
                                                                   ---------
  Net cash provided by operating activities.....................     364,159
                                                                   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment............................      (6,216)
                                                                   ---------
  Net cash used in investing activities.........................      (6,216)
                                                                   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Shareholder distributions.....................................    (575,394)
                                                                   ---------
  Net cash used in financing activities.........................    (575,394)
                                                                   ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS.......................    (217,451)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................     340,006
                                                                   ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................   $ 122,555
                                                                   =========


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                      PART OF THESE FINANCIAL STATEMENTS.

                             SOFTEACH CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1996

1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND OPERATIONS

  SofTeach Corporation (the "Company") provides information technology training to clients throughout Denver and the Colorado front range.

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

  Expenditures for maintenance and repairs are charged to expense as incurred. Additions, improvements and major replacements are capitalized. For financial reporting purposes, depreciation is provided using the straight-line method over the estimated useful lives of five years.

REVENUE RECOGNITION

  Tuition revenue is recognized on the last day the class is held. Tuition received prior to the classes being held is deferred.

INCOME TAXES

  The Company has elected to be taxed under the provisions of the "S" corporation section of the Internal Revenue Code. Under those provisions, the Company does not pay corporate income taxes, nor does it receive the benefit of net operating loss carryforwards or carrybacks. Instead, the shareholders are liable for individual income taxes on their respective shares of the Company's taxable income or include their respective shares of the Company's taxable income or include their respective shares of the Company's net operating loss in their individual income tax returns.

ADVERTISING COSTS

  Advertising costs are expensed as incurred and included in selling, general and administrative expense. Advertising expenses amounted to $40,739 for the nine months ended September 30, 1996.

                              SEPTEMBER 30, 1996


2. CONCENTRATION OF CREDIT RISK

  The Company provides instructor-led informational technology training specializing in Microsoft technologies. During the nine month period ended September 30, 1996, the Company had sales to two major customers of approximately $180,000 and $160,000, respectively, which individually exceed 10% of total sales. Accounts receivable from these customers was 23% of total accounts receivable at September 30, 1996. The overall credit SofTeach Corporation risk associated with the Company's trade receivables is minimal due to the large number of customers in differing industries. Historically, the Company has not experienced significant losses on trade receivables.

3. LEASE COMMITMENTS

  The Company rents all its office space and computer training equipment under non-cancelable operating leases. All lease agreements are guaranteed by the shareholders of the Company. Rent expense for the nine months ended September 30, 1996 was $67,010.

4. EMPLOYEE RETIREMENT PLANS

  Employees of the Company participate in a savings plan. All employees are eligible to participate in the plan after six months of employment and attaining the age of 21. SofTeach contributes 3% of the average employee's annual salary in four equal quarterly distributions. Employees vest immediately in employer contributions. Employees may contribute up to 15% of their salary before income taxes. During the year, SofTeach recognized expenses of and contributed cash to the savings plan in the amount of $10,507.

5. SUBSEQUENT EVENT

  Effective October 1, 1996, SofTeach Corporation sold substantially all of its assets and liabilities to ARIS Corporation under an asset purchase agreement and liquidated the corporation. Under the terms of the agreement, SofTeach's stockholders received approximately $1.25 million in cash and notes from ARIS plus ARIS common stock valued at $152,000. The notes from ARIS are secured by the SofTeach assets sold to ARIS.

                               ARIS CORPORATION

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited pro forma combined balance sheet of ARIS Corporation at December 31, 1996 gives effect to the acquisition of Oxford Computer Group Limited as if it was consummated on December 31, 1996. The unaudited pro forma combined statement of income of ARIS Corporation for the year ended December 31, 1996 gives effect to the acquisition of SQLSoft, Inc., SofTeach Corporation, Noetix Corporation and Oxford Computer Group Limited as if such businesses were acquired on January 1, 1996. The unaudited pro forma combined statement of income of ARIS Corporation for the quarter ended March 31, 1997 gives effect to the acquisition of Oxford Consulting Group Limited as if such business was acquired on January 1, 1997.

  The unaudited pro forma combined balance sheet and statement of income are presented for informational purposes only and do not purport to represent what the Company's financial position and results of operation for the year ended December 31, 1996 and the results of operations for the quarter ended March 31, 1997 would actually have been had the acquisitions, in fact, occurred on January 1, 1996, or the Company's results of operations for any future period. The unaudited pro forma combined balance sheet and statement of income should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                ARIS CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                                           PRO
                                                                          FORMA
                                             ARIS   OXFORD ADJUSTMENTS   COMBINED
                                            ------- ------ -----------   --------
Cash and cash equivalents.................. $   177 $    1               $   178
Investments in marketable securities.......   1,396                        1,396
Accounts receivable........................   5,169  1,448                 6,617
Other current assets.......................   1,052    445                 1,497
Property and equipment, net................   2,517  1,224                 3,741
Intangible and other assets................   2,645     32   $  970 (a)    3,647
                                            ------- ------   ------      -------
    Total assets........................... $12,956 $3,150   $  970      $17,076
                                            ======= ======   ======      =======
Current liabilities........................ $ 4,033 $2,613               $ 6,646
Long-term debt and other...................     713    107                   820
Common stock...............................   1,943          $1,400 (a)    3,343
Retained earnings..........................   6,042    394     (394)(b)    6,042
Unrealized holding gain....................     225                          225
Currency translation adjustment............             36      (36)(b)       --
                                            ------- ------   ------      -------
    Total liabilities and equity........... $12,956 $3,150   $  970      $17,076
                                            ======= ======   ======      =======


  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                                ARIS CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                TOTAL         TOTAL
                                            INDIVIDUALLY  INDIVIDUALLY
                                            INSIGNIFICANT INSIGNIFICANT
                                                1996          1997                   PRO FORMA
                           ARIS    SOFTEACH ACQUISITIONS  ACQUISITIONS  ADJUSTMENTS  COMBINED
                         --------- -------- ------------- ------------- -----------  ---------
Revenue
 Consulting............. $  16,312                           $1,933                  $  18,245
 Training...............     9,385  $1,508      1,079         5,451                     17,423
 Software...............     1,201                821                                    2,022
                         ---------  ------      -----        ------                  ---------
   Total revenue........    26,898   1,508      1,900         7,384                     37,690
                         ---------  ------      -----        ------                  ---------
Cost of sales
 Consulting and
  training..............    13,353     655        273         3,277                     17,558
 Software...............        93                434                                      527
                         ---------  ------      -----        ------                  ---------
   Total cost of sales..    13,446     655        707         3,277                     18,085
                         ---------  ------      -----        ------                  ---------
   Gross profit ........    13,452     853      1,193         4,107                     19,605
Selling, general and
 administrative.........    10,206     505      1,025         3,837         $317(c)     15,890
                         ---------  ------      -----        ------        -----     ---------
Income from operations..     3,246     348        168           270         (317)        3,715
Other income (expense)         115      11          7           (46)         (23)(d)        64
                         ---------  ------      -----        ------        -----     ---------
Income before income
 tax....................     3,361     359        175           224         (340)        3,779
Income tax expense......     1,347                 14            54          156 (e)     1,571
                         ---------  ------      -----        ------        -----     ---------
Net income.............. $   2,014  $  359      $ 161        $  170        $(496)    $   2,208
                         =========  ======      =====        ======        =====     =========
Net income per share.... $    0.23                                                   $    0.26
                         =========                                                   =========
Weighted average number
 of common and common
 equivalent shares
 outstanding............ 8,581,572                                                   8,581,572
                         =========                                                   =========

  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                                ARIS CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          QUARTER ENDED MARCH 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                               TOTAL
                                           INDIVIDUALLY
                                           INSIGNIFICANT
                                               1997                  PRO FORMA
                                  ARIS     ACQUISITIONS  ADJUSTMENTS COMBINED
                                ---------  ------------- ----------- ---------
Revenue
 Consulting.................... $   6,633                            $   6,633
 Education.....................     3,243     $1,586                     4,829
 Software......................       533                                  533
                                ---------     ------                 ---------
                                   10,409      1,586                    11,995
Cost of sales
 Consulting and training.......     4,901        590                     5,491
 Software......................        48        --                         48
                                ---------     ------                 ---------
  Total cost of sales..........     4,949        590                     5,539
                                ---------     ------                 ---------
  Gross profit.................     5,460        996                     6,456
Selling, general and
 administrative................     3,751        857        $ 11(c)      4,619
                                ---------     ------        ----     ---------
Income from operations.........     1,709        139         (11)        1,837
Other income (expense).........       (42)        (6)                      (48)
                                ---------     ------        ----     ---------
 Income before income tax......     1,667        133         (11)        1,789
Income tax expense.............       623         49          21(e)        693
                                ---------     ------        ----     ---------
 Net income.................... $   1,044         84        $(32)    $   1,096
                                =========     ======        ====     =========
Net income per share........... $    0.12                            $    0.13
                                =========                            =========
Weighted average number of
 common and common equivalent
 shares outstanding............ 8,512,537                            8,512,537
                                =========                            =========


  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

                               ARIS CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
                COMBINED BALANCE SHEET AND STATEMENT OF INCOME
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. BASIS OF PRESENTATION

     The pro forma combined balance sheet gives effect to the acquisition of Oxford Computer Group Limited as if it was consummated on December 31, 1996. The pro forma adjustments are based on consideration exchanged, including the estimated fair value of assets acquired, liabilities assumed and common stock issued. The actual adjustments, which will be based on valuations of fair value as of the date of acquisition, may differ from that made herein.

     The pro forma combined statement of income for the year ended December 31, 1996 gives effect to the acquisition of (1) SofTeach Corporation, (2) other individually insignificant 1996 acquisitions (Noetix Corporation and SQLSoft, Inc.) and (3) other individually insignificant 1997 acquisitions (Oxford Computer Group Limited), as if these entities had been acquired as of January 1, 1996. The results of operations of SofTeach Corporation, Noetix Corporation and SQLSoft, Inc. have been included in the consolidated results of operations of ARIS Corporation as of the dates the acquisitions were consummated which are October 1, 1996, May 1, 1996 and October 1, 1996, respectively. As Oxford Computer Group Limited was acquired subsequent to December 31, 1996, the consolidated results of operations of ARIS for the year ended December 31, 1996 do not include any amounts related to Oxford Computer Group Limited. Accordingly, the SofTeach, Oxford Computer Group Limited, Noetix Corporation and SQLSoft, Inc. results of operations included in the pro forma statement of income for the year ended December 31, 1996 reflect the results of operations for the period January 1, 1996 to September 30, 1996, the year ended December 31, 1996, the period January 1, 1996 to September 30, 1996 and the period January 1, 1996 to April 30, 1996, respectively.

     The pro forma combined statement of income for the quarter ended March 31, 1997 gives effect to the acquisition of Oxford Computer Group Limited as if it was consumated on January 1, 1997. The acquisition of Oxford Computer Group Limited was completed on February 28, 1997 and, therefore, the results of operations have been included in the consolidated results of ARIS Corporation from that date. Accordingly, Oxford Computer Group Limited results of operations included in the pro forma statement of income for the quarter ended March 31, 1997 are for the period from January 1, 1997 to February 28, 1997.

     The pro forma combined financial statements are presented for illustrative purposes only and should not be construed to be indicative of the actual combined results of operations as may exist in the future. The pro forma adjustments are based on the cash, notes payable and common stock consideration exchanged by the Company for the fair value of the assets acquired and liabilities assumed.

2. PRO FORMA ADJUSTMENTS

     (a) To record the February 1997 acquisition of Oxford Computer Group as follows:

      Purchase price................................................ $1,400
      Net assets acquired...........................................   (430)
                                                                     ------
      Purchase price allocated to goodwill.......................... $  970
                                                                     ======

                               ARIS CORPORATION

                         NOTES TO UNAUDITED PRO FORMA
                COMBINED BALANCE SHEET AND STATEMENT OF INCOME
                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1996
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


  The purchase price of Oxford Computer Group was 280,000 shares of the Company's common stock which was valued at $5.00 per share which was the fair value of the Company's common stock on the date the acquisition was announced publicly.

  (b) To eliminate the equity of the acquired business.

  (c) To record amortization of goodwill, non-compete agreement and capitalized software development costs for periods prior to the acquisition dates of the entities acquired. The purchased research and development cost of $307 recorded in the Noetix Corporation acquisition was charged to research and development expense in the 1996 consolidated statement of income of ARIS Corporation. Goodwill is amortized over fifteen years, non-compete agreement over approximately two years and capitalized software development costs over approximately three years. Capitalized software development costs are amortized at the greater of the amount computed using (a) the ratio of current revenues for a product to the total of current and anticipated future revenues, or (b) the straight-line method over the remaining estimated economic life of the product. The straight-line method is used for other intangible assets.

  (d) To record interest expense on note payable issued as consideration in acquisition of SofTeach Corporation.

  (e) To record income tax expense on combined pro forma income before income tax adjusted for nondeductible goodwill amortization of $148 and $11 based on the effective tax rate of ARIS Corporation for the year ended December 31, 1996 and the quarter ended March 31, 1997 of 40% and 37%, respectively.

                                  [ARIS LOGO]

          [TRADEMARKS AND SERVICE MARKS OF CERTAIN SOFTWARE VENDORS.]

          [MAP SHOWING LOCATIONS OF CONSULTING AND TRAINING OFFICES.]








THE ARIS NAME AND LOGO ARE SERVICE MARKS, THE OXFORD NAME AND LOGO ARE SERVICE MARKS, AND THE NOETIX, NOETIXVIEWS AND ARIS DFRAG NAMES ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADENAMES, TRADEMARKS AND SERVICE MARKS OF OTHER COMPANIES.

-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

-------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary......................................................   1
  The Company.............................................................   2
  Risk Factors............................................................   3
  Use of Proceeds.........................................................  10
  Dividend Policy.........................................................  10
  Capitalization..........................................................  11
  Dilution................................................................  12
  Selected Consolidated and Pro Forma Combined Financial Data.............  13
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  15
  Business................................................................  26
  Management..............................................................  39
  Certain Transactions....................................................  44
  Principal and Selling Shareholders......................................  45
  Description of Capital Stock............................................  46
  Shares Eligible for Future Sale.........................................  49
  Underwriting............................................................  50
  Legal Matters...........................................................  52
  Experts.................................................................  52
  Additional Information..................................................  52
  Index to Financial Statements........................................... F-1

 UNTIL JULY 13, 1997, (25 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------

[LOGO OF ARIS(SM)]

 2,020,800 SHARES

 COMMON STOCK


 DEUTSCHE MORGAN GRENFELL

 MONTGOMERY SECURITIES

 PIPER JAFFRAY INC.

 PROSPECTUS

 JUNE 18, 1997